STOCK PURCHASE AGREEMENT
AMONG
PICO HOLDINGS, INC.,
PICO INVESTMENT CORPORATION
AND

WHITE MOUNTAINS SOLUTIONS HOLDING COMPANY

DATED AS OF JUNE 20, 2012

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 20, 2012 (the “Date of this Agreement”), is made by and among PICO Holdings, Inc., a California corporation (“Parent”), PICO Investment Corporation, an Ohio corporation (“PICO Investment”, and together with Parent, the “Sellers”, and each a “Seller”), and White Mountains Solutions Holding Company, a Connecticut corporation (“Buyer”). Parent, PICO Investment and Buyer are sometimes referred to herein as the “Parties” and each, individually, as a “Party”.

RECITALS

WHEREAS, Parent owns all of the issued and outstanding shares of capital stock of Citation Insurance Company, a California stock insurance company (“Citation”) and of PICO Investment;

WHEREAS, PICO Investment owns all of the issued and outstanding shares of capital stock of Physicians Insurance Company of Ohio, an Ohio stock insurance company (“Physicians Insurance”, and together with Citation, the “Companies” and each a “Company”);

WHEREAS, Parent desires to sell and transfer to Buyer, and Buyer desires to purchase from Parent, 100,000 shares of the common stock, par value $50.00 per share, of Citation, which constitutes all of the issued and outstanding shares of capital stock of Citation; and

WHEREAS, PICO Investment desires to sell and transfer to Buyer, and Buyer desires to purchase from PICO Investment, 1,000,000 shares of the common stock, par value $1.00 per share, of Physicians Insurance, which constitutes all of the issued and outstanding shares of capital stock of Physicians Insurance.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1. Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition Proposal” means any inquiry, proposal or offer from any third party relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of either Company, (b) acquisition of beneficial ownership of any capital stock or other securities of either Company, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving either Company; in each case, other than the transactions contemplated by this Agreement or any such transaction directly involving solely the Parent's or its Affiliates' (other than PICO Investment's or the Companies') assets, businesses or capital stock or securities.

“Action” means any civil, criminal, administrative, investigative or informal action, audit, demand, suit, claim, arbitration, hearing, litigation, dispute, investigation or other proceeding of any kind or nature.

“Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question. For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in the Borough of Manhattan, the City of New York are required to be closed for regular banking business.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“California Department” means the California Department of Insurance.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Shares” means, collectively, the Citation Shares and the Physicians Insurance Shares.

“Consolidated Surplus” means, as of any given date, the combined statutory surplus of the Companies, together, calculated in a manner consistent with that used to calculate the combined statutory surplus on the Reference SAP Balance Sheet.

“Constituent Documents” of a Person means, as applicable, the declaration and charter, certificate of incorporation, articles of incorporation, certificate of designations, bylaws, or any similar organizational or governing document or instrument of a Person.

“Contract” means any contract, agreement, mortgage, indenture, debenture, note, loan, bond, Lease, sublease, license, franchise, obligation, instrument, promise, understanding or other binding commitment, arrangement or undertaking of any kind whether oral or written, and whether express or implied, to which a Person is a party or by which any property or assets owned or used by such Person may be bound or affected.

“Disclosure Schedule” means the disclosure schedule accompanying this
Agreement, dated as of the Date of this Agreement and initialed by the Parties, which will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement.

“Employee Benefit Plan” means (a) any pension plan, 401(k) plan, profit-sharing plan, health and welfare plan, and any other “employee benefit plan” (as defined in Section 3(3) of ERISA); (b) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (c) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, including, without limitation, employment agreements, severance policies or arrangements, executive compensation arrangements, incentive arrangements, sick leave, vacation pay, salary continuation, consulting or other compensation arrangements, worker's compensation, bonus plans, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based severance, employee assistance, cafeteria (Section 125 plan), medical reimbursement, dependent care reimbursement or other plan or agreement relating to compensation or fringe benefits; and (d) any change in control plan, deal bonus, retention program or agreement, in the case of each of (a) - (d) that was or is established, maintained or sponsored by either Company or to which either Company contributes or which either Company otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate.

“Environmental Laws” means any and all Requirements of Law, and any administrative or judicial interpretations thereof, relating to the protection of the environment or health and safety, including without limitation those pertaining to the use, distribution, generation, emission, discharge, handling, storage, processing, transportation, treatment, disposal, investigation, remediation and monitoring of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

“ERISA Affiliate” means any Person that, together with either Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which either Seller or either Company is or has been a general partner.

“Fair Market Value” means, (a) with respect to an Investment Asset that is a United States Treasury security, the highest bid received in competition with a minimum participation of three (3) primary dealers in U.S. government securities and (b) with respect to an Investment Asset that is not a United States Treasury security, the highest bid received in competition with a minimum participation of eight (8) broker/dealers that actively trade in such type of Investment Asset.

“Final Determination” means: (a) a decision, judgment, decree or other order by the United States Tax Court or any other court of competent jurisdiction that has become final and unappealable; (b) a closing agreement under Section 7121 of the Code or a comparable provision of any state, local or foreign Tax Law that is binding against the IRS or other Taxing
Authority; (c) any other final settlement with the IRS or other Taxing Authority; or (d) the expiration of an applicable statute of limitations.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local or foreign governmental or regulatory authority, agency, commission, department, body, court or other legislative, executive, or judicial or quasi-judicial governmental entity.

“Guarantor” means Sirius Re Holdings, Inc., a Delaware corporation.

“Guaranty Fund” means any insolvency fund, including any guaranty fund, association, pool, plan or other facility (whether participation therein is voluntary or involuntary) that provides for the assessment of, payment by or assumption by its participants or members of a part or the whole of any claim, debt, charge, fee or other obligation of any insurer or reinsurer, or its respective successors or assigns, that has been declared insolvent by any authority having jurisdiction, or which is otherwise unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, and polychlorinated biphenyls; (b) any substance that may give rise to liability pursuant to, or is regulated under any applicable Environmental Laws; and (c) any materials or substances defined, listed or characterized in Environmental Laws as “hazardous,” “toxic,” “pollutant”, or “contaminant,” or words of similar meaning or regulatory effect.

“Insurance Laws” means any Requirements Law regulating the business and products of insurance and reinsurance.

“Intellectual Property” means (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (d) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including mask rights and computer software (including firmware and middleware), copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) any other intellectual property or proprietary rights.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment, in each case, owned by either Company or licensed or leased by or on behalf of either Company from any third parties.

“Knowledge” of a fact or other matter will be attributable to Sellers if any individual who is serving as an executive officer (or in any similar capacity) of either Seller or either Company (x) is actually aware of such fact or other matter, or (y) would reasonably be expected to have been aware of such fact or other matter given such person's position.

“Law” means any foreign, federal, state or local law, ordinance, writ, statute, treaty, rule or regulation.

“Lease” means a lease, sublease, license or other agreement, including all amendments, extensions, renewals, and other agreements with respect thereto, which grants a Person the right to possess, use or occupy (or to grant others the right to possess, use or occupy) any Real Property or personal property.

“Leased Real Property” means 399 Venture Drive, Suite D, Lewis Center, Ohio 43035.

“Liens” means all pledges, liens, encumbrances and security interests of any kind (other than restrictions on transfer imposed by Securities Act of 1933, as amended (or any other applicable securities Laws) or any applicable insurance Laws).

“Negative Condition or Restriction” means any condition or restriction (a) that would not customarily be imposed in transactions of the type contemplated by the Transaction Agreements; (b) solely with respect to Buyer and its Affiliates, that materially differs from those statutory or regulatory obligations imposed on companies holding Insurance Licenses similar to those of the Companies and engaged in business similar to that of the Companies; (c) that is not conditioned on the consummation of the transactions contemplated by the Transaction Agreements in accordance with the terms of the Transaction Agreements; (d) that could materially adversely affect the economic or other business benefits reasonably expected to be derived by Buyer under the Transaction Agreements or in connection with the consummation of the transactions contemplated hereunder and thereunder had, in each case, Buyer not been subject to any such conditions; (e) solely with respect to Buyer and its Affiliates, that materially adversely affect the ability of Buyer or any of its Affiliates (including, following the Closing, each Company) to conduct its business substantially in the same manner as such business is being conducted, including by requiring the sale, lease, license, disposal or holding separate of any subsidiaries, assets, rights, product lines, licenses, categories of assets or business or other operations or interests of Buyer or any Affiliate; or (f) solely with respect to the Buyer and its Affiliates, that would otherwise have a Buyer Material Adverse Effect.

“Ohio Department” means the Ohio Department of Insurance.

“Ohio Lease” means that certain Lease Agreement, dated August 17, 2010, by and between Site Monitoring, LLC (401K Plan) and Physicians Insurance for the Leased Real Property, as such Contract may be or have been amended, modified or supplemented.

“Order” means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any arbitrator, Governmental Entity or other tribunal or authority of competent jurisdiction.

“Ordinary Course of Business” means, with respect to either Company, the ordinary course of business of such Company consistent with past custom and practice (including with respect to quantity and frequency).

“Pension Plan” means all Employee Benefit Plans that are defined benefit pension plans or that are otherwise subject to Section 412 of the Code or Title IV of ERISA.

“Permitted Liens” means Liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Post-Closing Tax Year” means a taxable year that begins after the Closing Date, including the allocable portion of the Straddle Period determined under Section 8.1(b).

“Pre-Closing Dividends” means the cash, stock, bonds, securities or other assets distributed by, as applicable, Citation to Parent and/or Physicians Insurance to PICO Investment, prior to the Closing.

“Pre-Closing Tax Year” means a taxable year that ends on or before the Closing Date, including the allocable portion of the Straddle Period determined under Section 8.1(b).

“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).

“Reinsurance Contract” means any reinsurance or retrocession Contract under which either Company may be either obligated to make payments or be eligible to continue to receive benefits, to which either Company is a party (whether as a ceding or assuming company) or by or to which either Company is bound or subject, as each such Contract may have been amended, modified or supplemented.

“Requirements of Law” means, with respect to any Person, any Law or Order, in each case binding on that Person or such Person's property or assets.

“SAP” means, as applicable, the statutory accounting practices prescribed or permitted by the California Department and the Ohio Department, in each case applied on a consistent basis.

“Seller Material Adverse Effect” means (a) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Companies, taken together ; provided, however, that a “Seller Material Adverse Effect” shall exclude any such effect arising out of or in connection with: (i) changes in general economic or business conditions, including changes in interest or currency rates; (ii) any changes that are the result of factors generally affecting the property-casualty insurance industry in the geographic areas in which such Company operates; (iii) changes in any applicable Requirements of Law or applicable SAP after the Date of this Agreement; (iv) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing; (v) changes as a result of any action or failure to take action, in each case, consented to or requested by Buyer; (vi) events attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby; or (vii) events attributable to the taking of any action by Parent or Sellers if that action is contemplated or required by this Agreement, or with Buyer's consent, or the failure to take any action by Parent or Sellers if that action is prohibited by this Agreement (provided, that, with respect to clauses (i) - (iv), such change, event, circumstance or development does not (x) primarily relate to (or have the effect of primarily relating to) such Company or (y) disproportionately adversely affect such Company compared to other companies of similar size operating in the property and casualty insurance industry in similar geographic areas in which such Company operates or conducts business); or (b) a material adverse effect on the ability of either Seller to perform its obligations under any Transaction Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis.

“Targeted Pre-Closing Dividends” means Pre-Closing Dividends of up to an aggregate amount of $27,850,000, as more particularly described on Schedule 1.1.

“Tax Allocation Agreement” means (a) that certain Tax Allocation Agreement, dated August 15, 2000, by and among Parent, Citation and Sequoia Insurance Company and (b) that certain Tax Allocation Agreement, dated July 1, 2005, by and among Parent, Physicians Insurance, and Physicians Investment Company, in each case as either such Contract may be or have been amended, modified or supplemented.

“Tax Return” means any return, form (including, without limitation IRS Form 8275 or 8275-R), report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) with a Taxing Authority.

“Taxes” means all federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Taxing Authority, including all income, franchise, profits, capital gains, capital stock, gross receipts, production, customs, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, alternative minimum, add-on, value-added, capital taxes, withholding and other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax and penalties (civil or criminal), interest, and additional amounts imposed by any Taxing Authority on or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return. “Taxes” also includes any liabilities or obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Section 1.1502-6 of the Treasury Regulations or comparable provisions of state, local or foreign Tax Law), including any liability for Taxes as a transferee or successor, by Contract or otherwise.

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

“Transaction Agreements” means, collectively, this Agreement and each other agreement or instruments executed by the Parties, and their respective Affiliates, in connection with the consummation of the transactions contemplated hereby.

“Treasury Regulations” means the final, temporary or proposed regulations promulgated by the United States Department of the Treasury Department under the Code.

In addition to the foregoing, the following terms are defined in the corresponding Sections of this Agreement:

Term	Section Reference
“Accountant”	Section 2.2(c)(ii)
“Affiliate Agreement”	Section 3.1(r)
“Agreement”	Introductory paragraph of this Agreement
“Annual Statutory Statement”	Section 3.1(d)(i)
“Buyer”	Introductory paragraph of this Agreement
“Buyer Indemnified Parties”	Section 7.1(a)
“Citation”	First Recital of this Agreement
“Citation Shares”	Section 3.1(b)(i)
“Closing”	Section 2.3
“Closing Adjustment Amount”	Section 2.2(c)(i)
“Closing Adjustment Payment”	Section 2.2(c)(iii)
“Closing Cash Payment”	Section 2.2(b)
“Closing Date”	Section 2.3
“Closing SAP Balance Sheet”	Section 2.2(c)(i)
“Companies” and “Company”	Second Recital of this Agreement
“Company Actuarial Analysis”	Section 3.1(d)(vi)
“Company Contracts”	Section 3.1(m)

“Date of this Agreement”	Introductory paragraph of this Agreement
“Defense Notice Period”	Section 7.3(b)(i)
“Demand Notice”	Section 7.2(b)
“Dispute Notice”	Section 2.2(c)(ii)
“Dispute Period”	Section 2.2(c)(ii)
“Disputed Items”	Section 2.2(c)(ii)
“Filing Party”	Section 8.2(c)
“Guarantor Financial Statements”	Section 3.2(d)
“Guarantor”	Section 3.2(d)
“Indemnification Basket”	Section 7.1(b)(ii)
“Indemnification Cap”	Section 7.1(b)(iii)
“Indemnification Notice”	Section 7.2(a)
“Indemnified Party”	Section 7.2(a)
“Indemnifying Party”	Section 7.2(a)
“Insurance Licenses”	Section 3.1(n)(iii)
“Investment Assets”	Section 3.1(u)
“Licensed Intellectual Property”	Section 3.1(p)(i)
“Losses”	Section 7.1(a)
“Material Filings”	Section 4.3(a)
“Multiemployer Plan”	Section 3.1(h)(xi)
“Necessary Permits”	Section 4.3(a)
“New York Court”	Section 10.5
“Notice Period”	Section 2.2(c)(ii)
“Parent”	Introductory paragraph of this Agreement
“Party” and “Parties”	Introductory paragraph of this Agreement
“PBGC”	Section 3.1(h)(ix)
“Permits”	Section 3.1(k)(i)
“Physicians Insurance”	Second Recital of this Agreement
“Physicians Insurance Shares”	Section 3.1(b)(i)
“PICO Investment”	Introductory paragraph of this Agreement
“Pre-Closing Adjustment Amount”	Section 2.2(b)
“Pre-Closing SAP Balance Sheet”	Section 3.1(d)(iv)
“Preemptive Rights”	Section 3.1(b)(ii)(B)
“Purchase Price”	Section 2.2(a)
“Quarterly Statutory Statement”	Section 3.1(d)(i)
“Real Property Laws”	Section 3.1(q)(iv)
“Reference SAP Balance Sheet”	Section 3.1(d)(iii)
“Remaining Disputed Items”	Section 2.2(c)(ii)
“Resolved Items”	Section 2.2(c)(ii)
“Seller” and “Sellers”	Introductory paragraph of this Agreement
“Seller Indemnified Parties”	Section 7.1(c)
“Seller Tax Claim”	Section 8.4
“Settlement Date”	Section 2.2(b)(iii)
“Statutory Statements”	Section 3.1(d)(i)
“Straddle Period”	Section 8.1(b)
“Tax Claim”	Section 8.4

“Tax Dispute”	Section 8.2(c)
“Tax Indemnifying Party”	Section 8.2(c)
“Tax Package”	Section 8.5(b)
“Tax Referee”	Section 8.2(c)
“Termination Date”	Section 9.1(b)
“Third Party Claim”	Section 7.3(a)
“Transfer Taxes”	Section 8.6

ARTICLE II

PURCHASE AND SALE OF CAPITAL STOCK

SECTION 2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) Parent shall sell to Buyer, and Buyer shall purchase from Parent, the Citation Shares, and (b) PICO Investment shall sell to Buyer, and Buyer shall purchase from PICO Investment, the Physicians Insurance Shares, in the case of both (a) and (b), free and clear of all Liens and Preemptive Rights.

SECTION 2.2. Purchase Price.

(a)Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Company Shares to be paid by Buyer hereunder is $17,500,000 (plus or minus the amount of any adjustments pursuant to Section 2.2(b) and Section 2.2(c)). The allocation of the Purchase Price to the Citation Shares and the Physicians Insurance Shares (including any pre-Closing and post‑Closing adjustments to the Purchase Price under Sections 2.2(b) and (c) below) is set forth on Exhibit 2.2(a)(the “Allocation”).

(b)Closing Cash Payment. Not later than the third (3rd) Business Day prior to the Closing Date, Sellers, at their expense, shall prepare and deliver (or cause to be prepared and delivered) the Pre-Closing SAP Balance Sheet to Buyer. At the Closing, Buyer shall pay (the “Closing Cash Payment”) to Parent (by wire transfer of immediately available funds to an account or accounts designated in writing by Parent) $17,500,000 plus (or minus) the amount (the “Pre-Closing Adjustment Amount”) by which Consolidated Surplus on the Pre-Closing SAP Balance Sheet exceeds (or is less than) $24,000,000.

(c)Post-Closing Adjustments to Purchase Price.

(i)Not later than thirty (30) days after the Closing Date, Buyer shall, at its expense, prepare and deliver (or cause to be prepared and delivered) to Parent (A) a consolidated SAP balance sheet of the Companies as of the Closing Date, which shall be prepared (as shall the Consolidated Surplus therein) in all material respects consistent with the preparation of the Reference SAP Balance Sheet (the “Closing SAP Balance Sheet”) and (B) Buyer's computation of the amount (the “Closing Adjustment Amount”) by which Consolidated Surplus on the Closing SAP Balance Sheet exceeds (or is less than) $24,000,000.

(ii)Within thirty (30) days after Parent's receipt of the Closing SAP Balance Sheet (the “Notice Period”), Parent shall deliver notice in writing to Buyer of either (i) Parent's agreement as to the Closing SAP Balance Sheet and Buyer's computation of the Closing Adjustment Amount or (ii) Parent's dispute thereof (if any), specifying in reasonable detail to the extent reasonably possible the nature of its dispute (any such items in dispute, the “Disputed Items” and any such notice of the Disputed Items, the “Dispute Notice”). If Parent fails to deliver to Buyer a Dispute Notice within the Notice Period, the Closing SAP Balance Sheet and Buyer's computation of the Closing Adjustment Amount shall be final and binding on the Parties. If Parent delivers a Dispute Notice to Buyer prior to the expiration of the Notice Period, each Party shall cooperate and shall cause its representatives to cooperate with the other Parties and their representatives in good faith to seek to promptly resolve the Disputed Items. Any Disputed Items that are agreed to in writing by Parent and Buyer (such resolved Disputed Items, “Resolved Items”) within fifteen (15) days of receipt of the Dispute Notice or such other time as is mutually agreed in writing by Parent and Buyer (the “Dispute Period”) shall be final and binding on the Parties. If at the end of the Dispute Period, Parent and Buyer have failed to reach agreement with respect to any Disputed Items (such unresolved Disputed Items, “Remaining Disputed Items”), such Remaining Disputed Items shall, within twenty (20) days after the expiration of the Dispute Period, be submitted to the New York, New York office of Ernst & Young or if such accounting firm is not available, to the New York, New York office of an independent certified public accounting firm of national standing and reputation jointly selected and retained by Buyer and Parent that is not an independent auditor for either Buyer or Parent or any of their respective Affiliates, is otherwise neutral and impartial and has experience in the substance of the Remaining Disputed Items; provided, however, that if Buyer and Parent are unable to select such other accounting firm within twenty (20) days after the expiration of the Dispute Period, either Buyer or Parent may request the New York, New York office of the American Arbitration Association to appoint, within twenty (20) Business Days from the date of such request, an independent accounting firm meeting the requirements set forth above. The accounting firm so selected shall be referred to herein as the “Accountant.” The Accountant may consider only the Remaining Disputed Items and must resolve such Remaining Disputed Items in accordance with the terms and provisions of this Agreement. The Accountant shall deliver to Buyer and Parent, as promptly as practicable and in any event within forty-five (45) days after its appointment, a written report setting forth the resolution of each Remaining Disputed Item, the resulting adjustments to the Closing SAP Balance Sheet (taking into account the Resolved Items and its resolution of the Remaining Disputed Items), and its computation of the Closing Adjustment Amount. Except in the case of fraud or a breach of Section 3.1(d) or (e) the conclusions in such report shall be final and binding upon the Parties. Each of Buyer and Parent shall (A) bear all of its fees, costs and expenses incurred by it and its Affiliates in connection with the resolution of the Disputed Items and (B) pay one-half of the fees and costs of the Accountant.

(iii)On or before the second (2nd) Business Day after Buyer and Parent agree (or are deemed to agree) to the Closing Adjustment Amount or Buyer and Parent receive notice of any final determination of the Closing Adjustment Amount by the Accountant, as applicable, (the “Settlement Date”) (A) Parent shall pay to Buyer the amount by which the Pre-Closing Adjustment Amount exceeds the Closing Adjustment Amount or (B) Buyer shall pay to Parent the amount by which the Closing Adjustment Amount exceeds the Pre-Closing Adjustment Amount (either such payment, the “Closing Adjustment Payment”). The Closing Adjustment Payment shall be made by wire transfer of immediately available funds to the account or accounts designated in writing by, as applicable, Buyer or Parent.

SECTION 2.3. Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1, the consummation of the purchase and sale of the Company Shares and the other transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. on the first Business Day after the satisfaction or waiver of all of the conditions set forth in Article V at the offices of Stevens & Lee, P.C., 485 Madison Avenue, New York, New York, unless another date, time or place is agreed to in writing by the Parties, or the Parties agree that the Closing shall not be in-person. The actual date and time of Closing are herein referred to as the “Closing Date.”

SECTION 2.4. Closing Deliveries. At the Closing, the Parties shall take the following actions:

(a)Sellers shall deliver to Buyer:

(i)a receipt evidencing receipt by Parent of payment and delivery by Buyer of the Closing Cash Payment;

(ii)stock certificates evidencing the Citation Shares and the Physicians Insurance Shares, duly endorsed in blank by (as applicable) Parent and PICO Investment or accompanied by stock powers duly executed by (as applicable) Parent and PICO Investment in blank in proper form for transfer, and with any required stock transfer stamps affixed thereto;

(iii)copies (or other reasonable evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Persons required to be obtained, filed or made by either Seller and either Company in satisfaction of Section 5.1(c);

(iv)a duly executed certificate of non‑foreign status from Parent, PICO Investment, and each of the Companies and any other certifications required under Sections 897 or 1445 of the Code (as applicable), in each case, sworn under penalty of perjury and in a form and manner that complies with Sections 897 or 1445 of the Code (as applicable) and the Treasury Regulations promulgated thereunder;

(v)the officer's certificate contemplated in Section 5.1(a), (b) and (d);

(vi)resignations of the directors and officers of each Company;

(vii)counterparts to each of the other Transaction Agreements to which Parent and/or PICO Investment are parties, duly executed, as applicable, by Parent and/or PICO Investment;

(viii)a copy, certified as of the Closing Date by an officer of each Seller, of the resolutions of such Person's board of directors authorizing the execution and delivery of this Agreement and such other Transaction Agreements to which such Person is a party, and the consummation of the transactions contemplated hereby and thereby;

(ix)a certificate of the Secretary or Assistant Secretary of each Seller, certifying (1) that no amendments have been made to the applicable Company's Constituent Documents since December 31, 2010, along with true and correct copies of such Constituent Documents and all amendments thereto, and (2) as to the incumbency of the officers of the Sellers executing any of the Transaction Agreements on behalf of the Sellers;

(x)a good standing certificate from the Secretary of State of the State of California and a certificate of compliance from the California Department for Citation, each dated as of a date within seven (7) Business Days prior to the Closing Date, and a bring down good standing certificate for Citation from the Secretary of State of the State of California dated as of the Closing Date;

(xi)a good standing certificate from the Secretary of State of the State of Ohio and a certificate of compliance from the Ohio Department for Physicians Insurance, each dated as of a date within seven (7) Business Days prior to the Closing Date, and a bring down good standing certificate for Physicians Insurance from the Secretary of State of the State of Ohio dated as of the Closing Date;

(xii)all books and records of each Company; provided, that Sellers shall deliver to Buyer any such books and records which are not available at the Closing within five (5) Business Days following the Closing; and

(xiii)all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

(b)Buyer shall deliver to Parent:

(i)the Closing Cash Payment, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent;

(ii)copies (or other reasonable evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Governmental Entities required to be obtained, filed or made by Buyer in satisfaction of Section 5.2(c);

(iii)the officer's certificate contemplated in Section 5.2(a) and (b); and

(iv)all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by Parent in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1. Representations and Warranties of Sellers. Sellers hereby jointly and severally represent and warrant to Buyer, except as provided on the Disclosure Schedule, as follows:

(a)Organization, Standing and Corporate Power

(i)Citation is a stock insurance company duly incorporated, validly existing and in good standing under the Laws of California and has the requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted. Physicians Insurance is a stock insurance company duly incorporated, validly existing and in good standing under the Laws of Ohio and has the requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted. Each Company is duly qualified as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Seller Material Adverse Effect.

(ii)Parent is a corporation duly organized, validly existing and in good standing under the Laws of California and has the requisite power and authority to own its properties and assets and carry on its business as currently conducted. PICO Investment is a corporation duly organized, validly existing and in good standing under the Laws of Ohio and has the requisite power and authority to own its properties and assets and carry on its business as currently conducted. Each Seller has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is a party. Each Seller is duly qualified as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Seller Material Adverse Effect. The execution and delivery by each Seller of each of the Transaction Agreements to which it is a party, the performance by each Seller of its obligations under each of the Transaction Agreements to which it is a party and the consummation by each Seller of the transactions contemplated by each of the Transaction Agreements to which it is a party, have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate action on the part of each Seller. Each of the Transaction Agreements to which each Seller is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by such Seller.

Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which each Seller is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms.

(b)Capital Structure.

(i)The authorized capital stock of Citation consists solely of 1,000,000 shares of common stock, par value $50.00 per share, of which 100,000 shares are issued and outstanding (the “Citation Shares”). The authorized capital stock of Physicians Insurance consists solely of (x) 1,000,000 shares of common stock, par value $1.00 per share, of which 1,000,000 shares are issued and outstanding (the “Physicians Insurance Shares”) and (y) 1,000,000 shares of Preferred Stock, par value $1.00 per share, of which no shares are issued and outstanding. All of the Company Shares are duly authorized, validly issued, fully paid and nonassessable. As of the Date of this Agreement, and at all times up to and including the Closing Date, (x) Parent shall be the sole record and beneficial direct owner of all of the Citation Shares and (y) PICO Investment shall be the sole record and beneficial direct owner of all of the Physicians Insurance Shares, in the case of both (x) and (y) free and clear of all Liens and Preemptive Rights.

(ii)Except as set forth in Section 3.1(b)(ii) of the Disclosure Schedule,

(A)neither Company has issued, nor currently has outstanding, any bonds, debentures, notes, debt instruments or other indebtedness;

(B)there are no outstanding or authorized (1) options, warrants, redemption rights, repurchase rights, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require either Seller or its Affiliates (including either Company) to purchase or issue, sell, or otherwise cause to become outstanding, as applicable, any capital stock or equity interests of either Company; or (2) stock or equity appreciation, phantom stock or equity, profit participation, or similar rights with respect to either Company ((1) and (2) collectively, “Preemptive Rights”);

(C)there are no (1) voting trusts, proxies or other agreements or understandings with respect to the voting of any shares of capital stock or equity interests of either Company; (2) bonds, debentures, notes, debt instruments or other indebtedness of either Company having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the stockholders or equity holders of either Company may vote; (3) securities or obligations exercisable or exchangeable for, or convertible into, any capital stock or equity interests of either Company; or (4) agreements, commitments or understandings of any nature whatsoever, fixed or contingent, that directly or indirectly obligates either Seller or any of its Affiliates (including either Company) to grant, offer or enter into any of the foregoing; and

(D)except for portfolio investments made in the Ordinary Course of Business, neither Company (x) owns, of record or beneficially, directly or indirectly, any membership interest, common stock, any other voting stock or similar equity securities (including options, warrants, rights, commitments or agreements to acquire such equity securities) of any Person or any right (contingent or otherwise) to acquire the same; or (y) otherwise possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any Person.

(c)Non-Contravention; Consents.

(i)The execution, delivery and performance each Seller of any Transaction Agreement to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with any of the provisions of the Constituent Documents of either Seller or of either Company; (B) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination under, any Company Contract, permit, license or instrument to which either Seller or either Company is a party and to which a Governmental Entity is not a party; or (C) subject to the matters referred to in Section 3.1(c)(ii), contravene any Requirements of Law applicable to either Seller or either Company in any material respect.

(ii)No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required to be made by either Seller or either Company in connection with the execution and delivery of any Transaction Agreement by either Seller or the consummation by either Seller or either Company of any of the transactions contemplated hereby or thereby, except for (A) the approvals, filings and notices required under the insurance Laws of the State of California and the State of Ohio necessary to, prior to the Closing, authorize the payment of the Pre-Closing Dividends by the Companies to the Sellers sufficient to allow the satisfaction of the condition to Closing set forth in Section 5.1(e), (B) those consents, approvals, authorizations, declarations, filings or notices set forth in Section 3.1(c)(ii) of the Disclosure Schedule; and (C) such other consents, approvals, authorizations, declarations, filings or notices which the failure to obtain or make would not reasonably be expected to have a Seller Material Adverse Effect.

(d)Financial Statements; Reserves; Actuarial Results.

(i)Parent has furnished Buyer with copies of the following statutory statements of each Company, in each case together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith (collectively, the “Statutory Statements”): (A) the audited annual statutory financial statements (each, an “Annual Statutory Statement”) as of December 31 for each of the years ended 2007 through 2011, in each case as filed with (as applicable) the California Department and the Ohio Department and (B) the unaudited quarterly statutory financial statement (the “Quarterly Statutory Statement”) for the quarterly period ended March 30, 2012, as filed with (as applicable) the California Department and the Ohio Department.

(ii)Except as set forth in Section 3.1(d)(ii) of the Disclosure Schedule, (A) the Statutory Statements were prepared in all material respects in accordance with applicable SAP; provided, that, except as disclosed in Section 3.1(d)(ii) of the Disclosure Schedule, such preparation shall not have involved the use of any material accounting practices permitted, rather than prescribed, by (as applicable) the California Department or the Ohio Department; (B) the Statutory Statements present fairly in all material respects the statutory financial position of each Company at the respective date thereof and the statutory results of operations, capital and surplus and cash flows of each Company for the respective periods then ended; (C) the Statutory Statements complied in all material respects with all applicable Requirements of Law when filed; (D) the Statutory Statements were filed with or submitted to (as applicable) the California Department and the Ohio Department, in a timely manner on forms prescribed or permitted by (as applicable) the California Department and the Ohio Department; and (E) no material deficiency has been asserted by any Governmental Entity with respect to any of the Statutory Statements.

(iii)The consolidated SAP balance sheet of the Companies attached hereto as Exhibit A (the “Reference SAP Balance Sheet”): (A) was, except as provided in Exhibit A, prepared in all material respects in accordance with SAP, and such preparation did not involve the use of any material accounting practices permitted, rather than prescribed, by the California Department and the Ohio Department and (B) presents fairly in all material respects the consolidated statutory financial position of the Companies as of June 30, 2011.

(iv)The consolidated SAP balance sheet of the Companies as of the last day of the month immediately preceding the Closing Date (the “Pre-Closing SAP Balance Sheet”), when prepared and delivered to Buyer pursuant to Section 2.2(b), shall (A) be prepared in all material respects consistent with the preparation of the Reference SAP Balance Sheet and (B) present fairly in all material respects the consolidated statutory financial position of the Companies as of the last day of the month immediately preceding the Closing Date.

(v)The aggregate reserves of each Company as recorded in such Company's Statutory Statements have been determined in all material respects in accordance with generally accepted actuarial principles consistently applied. The insurance reserving practices and policies of each Company have not changed, in any material respect, since January 1, 2010 and the results of the application of such practices and policies are reflected in all material respects in each Company's Statutory Statements. All reserves of each Company set forth in its Statutory Statements are fairly stated in all material respects in accordance with generally accepted actuarial principles and meet applicable Requirements of Law. Neither Company has intentionally or willfully misstated, underestimated or overestimated in any Statutory Statement any liabilities in respect of insurance losses or loss adjustment expenses of the Company. Nothing in this Section 3.1(d)(v) shall constitute a guaranty, warranty or other representation that the gross or net reserves of either Company are sufficient to cover future adverse loss or loss adjustment expense development of either Company.

(vi)Seller has delivered to Buyer a true and complete copy of the actuarial report prepared by each Company's actuaries for the period ending on December 31, 2011, and all attachments, addenda, supplements and modifications thereto (each, a “Company Actuarial Analysis”). The information and data furnished to each Company's actuaries by each Company which was used to prepare a Company Actuarial Analysis was accurate in all material respects and to the Seller's Knowledge no other information or data used by either Company's actuaries is inaccurate in any material respect. Except as set forth in Section 3.1(d)(vi) of the Disclosure Schedule, since December 31, 2011, the Company has not adjusted its insurance reserves except in the Ordinary Course of Business.

(e)Absence of Undisclosed Liabilities. Neither Company has any debts, commitments, liabilities or obligations of any kind or nature whatsoever, whether accrued, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, contingent, absolute, known or unknown, due or to become due, determined, determinable or otherwise (and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a debt, commitment, liability or obligation) except (i) as disclosed on the face of the Statutory Statements of such Company, rather than in the notes thereto and (ii) for liabilities or obligations that were incurred in the Ordinary Course of Business since January 1, 2012 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Requirements of Law).

(f)Rights to the Company Shares. Upon consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, including the execution and delivery of documents in accordance with Section 2.4, at the Closing, Buyer shall acquire all right, title and interest in and to the Company Shares, free of any Liens and Preemptive Rights.

(g)Employees; Labor Matters. Neither Company is a party to any labor or collective bargaining agreement or other agreement with any labor organization applicable to any employees of either Company. Except as set forth in Section 3.1(g) of the Disclosure Schedule there are no pending or, to the Knowledge of Sellers, threatened complaints, charges or claims against either Company in connection with or relating to the employment or termination of employment of any Person.

(h)Benefit Plans.

(i)Neither Company has any liability with respect to any benefit plan or arrangement other than the Employee Benefit Plans specified in Section 3.1(h) of the Disclosure Schedule.  All Employee Benefit Plans conform (and have at all times conformed) in all material respects to the requirements of ERISA, the Code and all other applicable Requirements of Law.  Each Employee Benefit Plan has been maintained in all material respects in accordance with its documents and with all applicable provisions of the Code, ERISA and other applicable Requirements of Law; and all reporting, disclosure, and notice requirements of ERISA, the Code and other applicable Requirements of Law have been satisfied in all material respects with respect to each Employee Benefit Plan. Except as identified in Section 3.1(h) of the Disclosure Schedule, neither Company sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to, or had any liability with respect to, any “employee benefit plan” subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(ii)With respect to each Employee Benefit Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that is reasonably likely to result in any material liability, direct or indirect, for either Company or any stockholder or other equity holder, officer, director, or employee of either Company.

(iii)Each Seller and each Company has paid all amounts that each of them is required to pay as contributions to the Employee Benefit Plans as of the last day of the most recent quarter of each of the Employee Benefit Plans; all benefits accrued under any funded or unfunded Employee Benefit Plan will have been paid, accrued, or otherwise adequately reserved in accordance with SAP as of the most recent Statutory Statements; and all monies withheld from employee paychecks with respect to Employee Benefit Plans have been transferred to the appropriate Employee Benefit Plan in a timely manner as required by applicable Requirements of Law.

(iv)Neither Company has incurred any liability for any excise, income or other taxes or penalties with respect to any Employee Benefit Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such liability.  There are no pending or, to Seller's Knowledge, threatened claims by or on behalf of any Employee Benefit Plans, or by or on behalf of any participants or beneficiaries of any Employee Benefit Plans or other Persons, alleging any breach of fiduciary duty on the part of either Company or any of their officers, directors or employees under ERISA or any applicable Requirements of Law, or claiming benefit payments other than those made in the ordinary operation of such plans.  No Employee Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Entity, and no matters are pending with respect to any Employee Benefit Plan under any IRS program.

(v)No Employee Benefit Plan contains any provision or is subject to any Requirements of Law that could prohibit the transactions contemplated by any Transaction Agreement or that could give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by any Transaction Agreement, and no payments or benefits under any Employee Benefit Plan or other agreement of either Seller, either Company or any Affiliate will be considered “excess parachute payments” under Section 280G of the Code.  Neither of the Sellers nor either Company has declared or paid any bonus compensation in contemplation of the transactions contemplated by any Transaction Agreement.  No payments or benefits under any Employee Benefit Plan or other agreement of either Seller or either Company are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code.

(vi)With respect to any Employee Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), (A) each welfare plan for which contributions are claimed as deductions under any provision of the Code is in compliance in all material respects with all applicable requirements pertaining to such deduction, (B) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that could result in the imposition of a tax under Section 4976(a) of the Code, (C) any Employee Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and has complied, in all material respects with all of the requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Requirements of Law, and (D) no welfare plan provides health or other benefits after an employee's or former employee's retirement or other termination of employment except as required by Section 4980B of the Code.

(vii)All Persons classified by either Company as independent contractors satisfy and have at all times satisfied the requirements of applicable Requirements of Law to be so classified; each Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and neither Company has any obligations to provide benefits with respect to such Persons under Employee Benefit Plans or otherwise.  No individuals are currently providing, or have ever provided, services to either Company pursuant to a leasing agreement or similar type of arrangement, nor has either Company entered into any arrangement whereby services will be provided by such individuals.

(viii)There have been no requests for a waiver from the IRS with respect to any minimum funding requirement under Section 412 of the Code

(ix)Neither Company has incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) under Section 4001 et seq. of ERISA. Except as identified in Section 3.1(h)(ix) of the Disclosure Schedule, no condition exists that is reasonably likely to result in either Company incurring liability under Title IV of ERISA, either directly or with respect to any ERISA Affiliate. All premiums payable to the PBGC have been paid when due.

(x)There has not been, with regard to any Pension Plan, any reportable event, as defined in Section 4043 of ERISA, that is required to be reported to the PBGC by law or regulation.

(xi)Neither of the Sellers nor either Company contributes to a multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”), or has contributed to a Multiemployer Plan.

(i)Absence of Certain Changes or Events. Since January 1, 2012, there has not been any Seller Material Adverse Effect and each Company has conducted its business in all material respects in the Ordinary Course of Business; provided, that since December 31, 2000 and December 31, 1995, respectively, neither Citation nor Physicians Insurance has written any new or renewal insurance or reinsurance business. Except (i) as contemplated or permitted by this Agreement or (ii) as disclosed in Section 3.1(i) of the Disclosure Schedule, since January 1, 2012 there has not occurred any of the actions or events listed in Section 4.1.

(j)Taxes.

(i)All Tax Returns required to be filed with respect to either Company with any relevant Taxing Authority have been duly and timely filed in the manner prescribed by applicable Requirements of Law (taking into account all valid extensions) and such Tax Returns were correct and complete in all material respects. All Taxes due and owing by either Company (whether or not shown on any Tax Return) have been paid. To the Knowledge of the Sellers, no claim has ever been made by a Taxing Authority in a jurisdiction where either Company does not file Tax Returns that either Company is or may be subject to taxation by that jurisdiction.

(ii)Neither of the Sellers nor either Company has received from any Taxing Authority (including jurisdictions where either Company has not filed Tax Returns) any (A) written notice indicating an intent to open an audit or other review; (B) written request for information related to Tax matters; or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against either Company. Section 3.1(j)(ii) of the Disclosure Schedule lists all Tax Returns filed with respect to each Company for taxable periods ended on or after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Parent has delivered or made available to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to each Company filed or received since December 31, 2006.

(iii)Neither of the Sellers nor either Company with respect to either Company has executed or filed any agreement or other document extending the period for assessment, reassessment or collection of any amounts of Taxes that will be in force after the Closing Date, and no power of attorney granted by either Company or either Seller with respect to either Company prior to the Closing Date shall remain in effect after the Closing Date. Neither of the Sellers nor either Company with respect to either Company is a party to or bound by any closing agreement, offer in compromise, or similar agreement with any Taxing Authority. Neither of the Sellers nor either Company with respect to either Company is a party to any Action by any Taxing Authority. There are no pending or, to the Knowledge of Sellers, threatened Actions by any Taxing Authority.

(iv)There are no Liens for any Taxes upon the properties or assets of either Company or on the Citation Shares or on the Physicians Insurance Shares, other than for current Taxes not yet due and payable.

(v)Other than the Tax Allocation Agreements, neither Company is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

(vi)Neither Company (A) has ever been a member of any affiliated group of corporations, within the meaning of Section 1504 of the Code, other than the group of which each Company is presently a member or (B) has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(vii)Neither Company has made, or is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(viii)Neither Company is a party to any Contract or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law).

(ix)Neither Company has ever been a United States real property corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(x)Neither Company has ever been a party to any joint venture, partnership or other Contract which could reasonably be expected to be treated as a partnership for tax purposes.

(xi)Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and complied with all information reporting, backup withholding provisions and similar provisions of applicable Tax Law.

(xii)Each Company has sufficient information contained in its records to calculate any taxable income or allowable loss which may arise as the result of the disposition of properties or assets owned by such Company at the Closing Date. Neither Company has any deferred intercompany transactions which will result in a Tax liability to either Company.

(xiii)Neither Company has engaged in a reportable transaction as that term is defined in Treasury Regulation 1.6011-4.

(xiv)Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (B) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

(xv)Neither Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xvi)No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Taxing Authority with respect to either Company.

(xvii)Neither Company has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither Company has transferred an intangible the transfer of which could be subject to the rules of Section 367(d) of the Code.

(k)Compliance with Applicable Law.

(i)Except as set forth in Section 3.1(k) of the Disclosure Schedule, (A) each Company has in full force and effect all material federal, state, local and foreign governmental approvals, authorizations, consents, licenses and permits (excluding Insurance Licenses, collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted; (B) each Company is in compliance with all applicable Requirements of Law in all material respects; (C) no event has occurred or circumstance exists that (with or without the giving of notice or the lapse of time or both) (x) constitutes or results, directly or indirectly, in a material violation of, or a failure to comply with, any applicable Requirements of Law by either Company, or (y) would reasonably be expected to result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit; (D) neither of the Sellers nor either Company has received any written notice or other communication from any Governmental Entity or any other Person regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Requirements of Law in any material respect, or (y) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit which has not been resolved; and (E) all material applications required to have been filed for the renewal of each Permit have been duly filed on a timely basis with the appropriate Governmental Entity, and all other material filings required to have been made with respect to each Permit have been duly made on a timely basis with the appropriate Governmental Entity.

(ii)Without limiting the generality of the representations and warranties made in Section 3.1(k)(i), and based upon each Company's ownership, possession or operation of Real Property, if any: (A) each Company is, and at all times has been, in compliance with all Environmental Laws; (B) neither Company is subject to any outstanding Order relating to compliance with any Environmental Laws or to the investigation or cleanup of any Hazardous Materials; (C) there are no claims, actions, proceedings, investigations or violations relating to any Environmental Law pending, or, to the Knowledge of Sellers, threatened against either Company; and (D) there are no past or present actions, circumstances, conditions, events or incidents, including without limitation the presence, handling, transportation, disposal, release or threatened release of any Hazardous Material that would reasonably be expected to impose any material obligation on either Company or form the basis of any material claim under any Environmental Law.

(l)Litigation.

(i)Except in the Ordinary Course of Business in connection with the policies of insurance written by either Company, there are no Actions or Orders issued, pending or, to the Knowledge of Sellers, threatened against either Seller (with respect to clause (A), below, in each case of each Seller, solely in relation to either Company or either Company's respective assets, properties or businesses) or either Company on any of their respective properties or assets, at law, in equity or otherwise, in, before or by, or otherwise involving any Governmental Entity or other Person that (A) are material to either Seller or either Company or (B) individually or in the aggregate, challenge the validity or legality of, or have the effect of prohibiting, preventing, restraining, delaying, making illegal or otherwise interfering with, any Transaction Agreement, the consummation of transactions contemplated by any Transaction Agreement, any action taken or proposed to be taken by either Seller or either Company pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby. Parent has delivered or made available to Buyer copies of all pleadings, correspondence and other documents relating to the each Action and Order arising in the Ordinary Course of Business in connection with the policies of insurance written by either Company. Neither of the Companies, nor any of their respective assets, businesses or properties, is subject to any unsatisfied or outstanding Order.

(ii)Each Seller (solely in relation to either Company or either Company's respective assets, properties or businesses, or the transactions contemplated by this Agreement) and each Company is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the properties or assets owned or used by it, is or has been subject. Neither of the Sellers (solely in relation to either Company or either Company's respective assets, properties or businesses, or the transactions contemplated by this Agreement) nor either Company has received any written notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply with, any term or requirement of any Order to which either Seller (solely in relation to either Company or either Company's respective assets, properties or businesses, or the transactions contemplated by this Agreement) or either Company or any of the properties or assets owned or used by any of them, is or has been subject.

(m)Contracts. Section 3.1(m) of the Disclosure Schedule lists the only Contracts (other than policies of insurance written by the Company in the Ordinary Course of Business) to which either Company is a party or by which it or properties or assets owned or used by either Company are bound or affected which (i) involve payments to or from either Company of greater than $10,000, (ii) commit either Company to pay any fees, bonus or other amount upon or following any threatened or actual change in control, or change in the nature of the business of either Company or (iii) contain covenants restricting, restraining or impairing the ability of (A) either Company to engage in any line of business or with any Person, to compete with any Person, to do business with any Person or in any location or to employ any person or (B) any Person to obtain products or services from either Company (such Contracts, collectively, the “Company Contracts”). Parent has delivered or made available to Buyer a correct and complete copy of each written Company Contract and Section 3.1(m) of the Disclosure Schedule contains a written summary of the terms and conditions of each oral Company Contract. Each Company Contract is the legal, valid and binding obligation of the Company that is a party thereto, and to the Knowledge of Sellers, of each other party thereto, and is enforceable in accordance with its terms, subject to (i) Law of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Law governing specific performance, injunctive relief and other equitable remedies. Neither the Company that is a party thereto nor, to the Knowledge of Sellers, any other party, is in material violation or default of any term of any such Company Contract and, no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material violation or default of any Company Contract by the Company that is a party thereto, or, to the Knowledge of Sellers, any other party thereto or permit the termination, modification, cancellation or acceleration of performance of the obligations of the Company that is a party thereto, or any other party to such Company Contract. Except as set forth in Section 3.1(m) of the Disclosure Schedule, the consummation of the transactions contemplated by the Transaction Agreements will not give rise to a right of a party or parties (other than the Company that is a party thereto) to any Company Contract to terminate, modify, cancel or accelerate the performance of the obligations of the Company that is a party to such Company Contract or impose liability under the terms thereof on the Company that is a party thereto.

(n)Insurance Matters.

(i)Parent has made available to Buyer or provided Buyer with copies of: (A) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of each Company issued by any insurance regulatory authority since January 1, 2007; and (B) all other filings or submissions under insurance holding company statutes and regulations made by either Company with any insurance regulatory authority since January 1, 2007. Each Company has filed all material reports, registrations, filings and submissions required to be filed with any insurance regulatory authority (including without limitation, under any applicable insurance holding company statute) since January 1, 2007. All such reports, registrations, filings and submissions were in material compliance with applicable Insurance Laws when filed or as amended or supplemented, and no material deficiencies have been asserted by any Governmental Entity with respect to such reports, registrations, filings or submissions that have not been cured or remedied to the satisfaction of the applicable insurance regulatory authority.

(ii)Except as set forth in Section 3.1(n)(ii) of the Disclosure Schedule, (A) all policy forms issued by or on behalf of either Company, and all policies, binders, slips, certificates and participation agreements and other agreements of insurance, whether individual or group, (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications, brochures, illustrations and certificates pertaining thereto, are, to the extent required under applicable Insurance Laws, on forms approved by applicable insurance regulatory authorities or which have, where required by applicable Insurance Laws, been approved by all applicable Governmental Entities or filed with and not objected to (or such objection has been withdrawn or resolved) by such Governmental Entities within the period provided by applicable Insurance Laws for objection, and all such forms comply in all material respects with, and have been administered in all material respects in accordance with, applicable Insurance Laws and (B) all premium rates established by either Company that are required to be filed with or approved by Governmental Entities have been so filed or approved, the premiums charged conform in all material respects to the premium rating plans and underwriting methodologies so filed or approved and comply in all material respects (or complied in all material respects at the relevant time) with applicable Insurance Laws.

(iii)Without limiting the generality of the foregoing, (A)  each Company has conducted and is conducting its business in compliance in all material respects with all Insurance Laws; (B)  each Company has held and holds all qualifications, registrations, filings, licenses, permits, certificates, consents, approvals or authorizations issued or granted by Governmental Authorities, where applicable, necessary to write the types of insurance, reinsurance and other products written by it and otherwise as necessary for the conduct of their respective insurance and reinsurance businesses in each of the jurisdictions where each Company conducts or operates, or has conducted or operated, its business (the “Insurance Licenses”); (C) all of the Insurance Licenses are valid and in full force and effect; (D) neither Company is the subject of any pending or, to the Knowledge of Sellers, threatened in writing Action for or contemplating the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of its Insurance Licenses, and to the Knowledge of Sellers there is no existing fact or circumstance that, individually or in the aggregate would be reasonably likely to result in the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of such Insurance Licenses; and (E) provided that all consents described in Section 3.1(c) have been obtained, no Insurance License of either Company shall be suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired or become suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired, in whole or in part, as a result of the execution and delivery by either Seller of, or the consummation of the transactions contemplated by, the Transaction Agreements. Neither Company has transacted insurance or reinsurance business in any jurisdiction requiring it to have an Insurance License to transact such business in which it did not possess such Insurance License. Section 3.1(n)(iii) of the Disclosure Schedule sets forth a true, correct and complete list of the Insurance Licenses. The Parent has made available to Buyer, prior to the date hereof, true, correct, and complete copies of the Insurance Licenses.

(iv)Each Company has marketed, sold and issued insurance products in compliance in all material respects with all applicable Requirements of Law. To the Knowledge of Sellers, no proceeding or customer complaint has been filed with the insurance regulatory authorities which would reasonably be expected to lead to the revocation, failure to renew, limitation, suspension, restriction, or impairment of any Insurance License.

(v)Except as set forth in Section 3.1(n)(v) of the Disclosure Schedule, all Persons through whom either Company has placed or sold insurance and reinsurance were duly licensed (to the extent such licensing is required) to sell or place insurance and reinsurance in the jurisdictions where, and at the time when, they did so on behalf of each Company. No agent, broker, intermediary or producer has any underwriting or binding authority on behalf of either Company and neither Company is a party to any managing general agency Contract or other similar arrangement.

(vi)Except as set forth in Section 3.1(n)(vi) of the Disclosure Schedule, no claim or assessment by any Guaranty Fund is pending, neither of the Sellers nor either Company has received notice of any such claim or assessment, and, to the Knowledge of Sellers, there is no basis for the assertion of any such claim or assessment against either Company by any such Guaranty Fund.

(o)Brokers. No broker, investment banker, financial advisor or other Person is entitled to any brokers', finders', financial advisors' or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Seller or any of its Affiliates (including the Companies), except those for which the Sellers will be solely responsible.

(p)Intellectual Property.

(i)Neither Company owns any registered Intellectual Property. Except for “shrink-wrapped” and similar software licenses and applications that are generally available to the public, Section 3.1(p)(i) of the Disclosure Schedule sets forth a list of all registered Intellectual Property licensed to or used by either Company (the “Licensed Intellectual Property”). Except as set forth in Section 3.1(p)(i) of the Disclosure Schedule, each Company has valid rights to use the Licensed Intellectual Property free and clear of any royalty or other payment obligation (except as provided in any license).

(ii)Neither Company's use of the Licensed Intellectual Property conflicts with or infringes on the Intellectual Property of any other Person. Neither of the Sellers nor either Company has received written notice from any other Person challenging the right of either Company to use any of the Licensed Intellectual Property.

(iii)Except as set forth in Section 3.1(p)(iii) of the Disclosure Schedule, no party to any Contract for Licensed Intellectual Property has given written notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any Contract for Licensed Intellectual Property. Neither Company nor, to the Knowledge of Sellers, any other party to any Contract for Licensed Intellectual Property, has repudiated in writing any material provision thereof. Each Contract for Licensed Intellectual Property is valid, subsisting and enforceable (subject to (a) Law of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Law governing specific performance, injunctive relief and other equitable remedies) and is not subject to any outstanding Order or agreement adversely affecting either Company's use thereof or its rights thereto.

(iv)To the Knowledge of Sellers, none of the Licensed Intellectual Property contains any “time bombs,” “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs or faults that (x) enable or assist any Person to access without authorization any of the Licensed Intellectual Property; or (y) otherwise materially adversely affect the functionality of the Licensed Intellectual Property, except as disclosed in its documentation. No Person has gained unauthorized access to any of the Licensed Intellectual Property. None of the Licensed Intellectual Property contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property.

(q)Property and Assets.

(i)Except for Intellectual Property (which is excluded from this Section 3.1(q)), each Company (A) has good and valid title to, or valid and subsisting leasehold interests in, all its personal property assets and other rights (including IT Assets), free and clear of all Liens, except for Permitted Liens, and (B) owns, has valid leasehold interests in or valid contractual rights to use, all of the material assets, tangible and intangible, used by its businesses (including IT Assets).

(ii)Neither Company owns, nor has it ever owned, any Real Property.

(iii)The Ohio Lease is the only Lease for Real Property to which either Company is a party.

(iv)Physicians Insurance is not in material violation of any applicable building, zoning, subdivision, health and safety or other land use laws, including The Americans with Disabilities Act of 1990, as amended (collectively, the “Real Property Laws”) and the current use and occupancy of the Leased Real Property and operation of the business of Physicians Insurance thereon does not violate any Real Property Laws in any material respect.

(r)Certain Relationships. Except as set forth in Section 3.1(r) of the Disclosure Schedule, neither Company is a party to any Contract with Seller or its other Affiliates, or any equityholder, partner, manager, officer or director of such Persons or, to Seller's Knowledge, any employee of such Persons (the “Affiliate Agreements”). Section 3.1(r) of the Disclosure Schedule sets forth a true and complete list of all balances due under any Affiliate Agreement as of the last Business Day of the calendar month immediately preceding the Date of this Agreement. Except as disclosed in Section 3.1(r) of the Disclosure Schedule, since January 1, 2012, there has not been any incurrence or accrual of any liability (as a result of allocations or otherwise) by either Company or other transaction between the Company and Seller or any of its other Affiliates, or any equityholder, partner, manager, officer or director of such Persons or, to Seller's Knowledge, any employee of such Persons, except in the Ordinary Course of Business.

(s)Reinsurance.

(i)Neither of the Sellers nor either Company has received any written notice of any material default under any Reinsurance Contract.

(ii)Neither of the Sellers nor either Company has received any written notice from any other party to a Reinsurance Contract (A) that the financial condition of such other party to any Reinsurance Contract is impaired with the result that a default thereunder may reasonably be anticipated, or (B) from any applicable reinsurer that any amount of reinsurance ceded by either Company will be uncollectible or otherwise defaulted upon. Except as set forth on Section 3.1(s)(ii) of the Disclosure Schedule, each Company was able to obtain full reserve credit for financial statement purposes under applicable SAP with respect to the liabilities ceded under each of the Reinsurance Contracts. Since January 1, 2012, there has not been any material change in the ability of either Company to obtain, if so desired, full reserve credit for financial statement purposes under applicable SAP for such liabilities.

(t)Annuities. There are no annuities of which the claimant under an insurance policy issued by either Company is payee but for which the Company is contingently liable.

(u)Investments. Section 3.1(u) of the Disclosure Schedule sets forth a list of all investment assets (whether or not required by SAP to be reflected on a SAP balance sheet), including, without limitation, bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes that are beneficially owned by either Company as of the fourth (4th) Business Day immediately preceding the date hereof (such investment assets, together with all investment assets acquired by either Company between the fourth (4th) Business Day immediately preceding the date hereof and the Closing Date are referred to herein as the “Investment Assets”). Each Company has good and marketable title to all Investment Assets owned by it, free and clear of all Liens. None of the Investment Assets is in default in the payment of principal or interest or dividends and, to the Knowledge of Sellers, there has occurred no event which (whether with notice or lapse of time or both) will result in a default under, or cause the impairment of, any of the Investment Assets. All of the Investment Assets comply with, and the acquisition thereof complied with, any and all investment restrictions under applicable Requirements of Law. Between the fourth (4th) Business Day prior to the date of this Agreement and the date of this Agreement, any cash on-hand (including any interest, dividends or principal repayment received during such four (4) Business Day period with respect to any Investment Asset (other than any Investment Asset that will be included in a Pre-Closing Dividend)) and the proceeds from the sale of any Investment Asset during such four (4) Business Day period (other than any Investment Asset that will be included in a Pre-Closing Dividend) (i) have been invested or reinvested solely in United States Treasuries with maturities of three (3) years or less or (ii) are held in cash or money market (or similar) funds denominated in United States dollars. None of the Investment Assets are derivatives, subject to securities lending or similar agreements, or subject to repurchase/reverse purchase or similar agreements.

(v)Accounts with Financial Institutions. Section 3.1(v) of the Disclosure Schedule sets forth a list of all safe deposit boxes, active bank accounts and other time or demand deposits of either Company, including any brokerage and custodial accounts for securities owned by either Company, together with the names and addresses of the applicable financial institution or other depository, the account number, and the identities of all Persons authorized to draw thereon or who have access thereto.
(w)Insurance. Section 3.1(w) of the Disclosure Schedule sets forth a list of all policies of insurance maintained by each of the Companies as of the date hereof with respect to their properties and the conduct of their respective businesses. All such policies are valid and enforceable in accordance with their terms and are in full force and effect (assuming no default by any such insurer), all premiums thereon have been paid when due and the Companies are otherwise in compliance in all material respects with the terms and provisions of such policies. No written notice of cancellation, termination or revocation or other written notice that any such policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by any of the Companies and the Companies are not in default of any provision thereof.

(x)Powers of Attorney. No Person holds a power of attorney entitling such Person to bind either Company except those statutory agents for service of process identified in Section 3.1(x) of the Disclosure Schedule.

(y)Disclaimer. Except for the representations and warranties contained in this Article III, neither of Sellers makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Sellers or the Companies, the business of the Companies, this Agreement or the transactions contemplated by this Agreement. Except for the representations and warranties contained in this Article III, (i) Sellers disclaim, on behalf of themselves and the Companies, any other representations or warranties, whether made by Sellers or the Companies or any other Person, and (ii) Sellers disclaim, on behalf of themselves and the Companies, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Buyer (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to Buyer by Sellers or the Companies).

SECTION 3.2. Representations and Warranties of Buyer. Buyer represents and warrants to Parent as follows:

(a)Organization, Standing and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Connecticut and has the requisite power and authority to own its properties and assets and carry on its business as currently conducted. Buyer has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is a party. Buyer is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Buyer Material Adverse Effect. The execution and delivery by Buyer of each of the Transaction Agreements to which it is a party, the performance by Buyer of its obligations under each of the Transaction Agreements to which it is a party and the consummation by Buyer of the transactions contemplated by each of the Transaction Agreements to which it is a party, have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate action on the part of Buyer. Each of the Transaction Agreements to which Buyer is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by Buyer. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which Buyer is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

(b)Non-Contravention; Consents.

(i)Except as set forth in Section 3.2(b)(i) of the Disclosure Schedule, the execution, delivery and performance by Buyer of each Transaction Agreement to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with any of the provisions of its Constituent Documents; or (B) subject to the matters referred to in Section 3.2(b)(ii), materially contravene any Requirements of Law applicable to Buyer.

(ii)No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required to be made by Buyer in connection with the execution and delivery of any Transaction Agreement by Buyer to which it is a party or the consummation by Buyer of any of the transactions contemplated hereby and thereby, except for (A) the approvals, filings and notices required under the Insurance Laws of the State of California and the State of Ohio; (B) those consents, approvals, authorizations, declarations, filings or notices set forth in Section 3.2(b)(ii) of the Disclosure Schedule and (C) such other consents, approvals, authorizations, declarations, filings or notices which the failure to obtain or make could not reasonably be expected to have a Buyer Material Adverse Effect.

(c)Brokers. No broker, investment banker, financial advisor or other Person is entitled to any brokers', finders', financial advisors' or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates, except those for which Buyer will be solely responsible.

(d)Guaranty. Concurrently with the execution of this Agreement, Buyer has delivered to the Parent a duly executed guaranty (the “Guaranty”), substantially in the form attached hereto as Exhibit B. The Guaranty is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty. Buyer has delivered or made available to Parent the unaudited income statement and balance sheet of the Guarantor for the fiscal year ended December 31, 2011 and for the fiscal quarter ended March 31, 2012, including all exhibits, schedules and notes thereto (collectively, the “Guarantor Financial Statements”). Each of the Guarantor Financial Statements (i) were prepared from the books and records of the Guarantor and (ii) were prepared in accordance with GAAP, consistently applied throughout the periods involved, and present fairly in all material respects on a GAAP basis the financial position and results of operations of the Guarantor at the respective dates and for the respective periods indicated (subject, in the case of the March 31, 2012 quarterly financial statements, to normal year-end adjustments).

(e)Disclaimer. Except for the representations and warranties contained in this Article IV, Buyer does not make any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Buyer, this Agreement or the transactions contemplated by this Agreement. Except for the representations and warranties contained in this Article IV, (i) Buyer disclaims any other representations or warranties, whether made by Buyer or any other Person, and (ii) Buyer disclaims all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Sellers (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to Sellers by Buyer).

ARTICLE IV

COVENANTS

SECTION 4.1. Conduct of Business of the Companies. Except as contemplated or permitted by this Agreement or as may be required by applicable Requirements of Law, from the Date of this Agreement to the Closing Date, each Company shall, and Sellers shall cause each Company to, (i) conduct its business in all material respects in the Ordinary Course of Business; (ii) use its respective commercially reasonable best efforts to preserve intact its business organization and goodwill and relationships with third parties and its rights and franchises; (iii) not intentionally engage in any practice, take any action, fail to take any action or enter into any transaction or other agreement or arrangement which would reasonably be expected to cause any representation or warranty of Sellers to be untrue in any material respect at any time, or result in a breach of any covenant or obligation made by Sellers in this Agreement; (iv) perform its obligations under the insurance policies written by it and all Company Contracts, in each case in all material respects; and (v) maintain its books and records in the usual, regular and ordinary manner consistent with past practice. Without limiting the foregoing, from the Date of this Agreement to the Closing, except as set forth in Section 4.1 of the Disclosure Schedule, as contemplated or permitted by this Agreement, neither Company shall, and neither Seller shall cause or permit either Company to, take any of the following actions without the prior consent of Buyer:

(a)(i) other than with respect to Pre-Closing Dividends up to the amount of the Targeted Pre-Closing Dividends, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, equity or property) in respect of, its outstanding equity interests; (ii) split, combine or reclassify any of its outstanding equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its outstanding equity interests; or (iii) purchase, redeem or otherwise acquire any outstanding equity interests of it or any rights, warrants or options to acquire any such equity;

(b)issue, sell, grant, pledge or otherwise encumber any of its equity interests or other securities or issue any securities convertible into, or any rights, warrants or options to acquire, any such equity interests or other securities or convertible securities;

(c)amend its Constituent Documents;

(d)(i) acquire (including by way of bulk reinsurance, merger, consolidation or acquisition of stock or assets) any Person or any division thereof or material portion of the assets thereof; (ii) enter into any agreement providing for the merger or consolidation of such Company with any other Person; (iii) liquidate, dissolve, or wind up, or otherwise dispose of all or substantially all of its assets (including by way of bulk reinsurance, whether on an indemnity or assumption basis); (iv) consider or adopt of a plan of liquidation, dissolution, rehabilitation, restructuring, recapitalization, re-domestication or other reorganization; or (v) organize any new company, subsidiary or joint venture, partnership or similar arrangement;

(e)mortgage, pledge or subject to any Lien (other than Permitted Liens) any of its properties or assets;

(f)sell, lease, license or otherwise dispose of any material property or assets, other than Investment Assets in the Ordinary Course of Business;

(g)create, incur, assume or guarantee any indebtedness, obligation or liability for money including, without limitation, the creation of any Lien (except for any Permitted Liens) on all or any portion of any property or assets of such Company;

(h)enter into, amend or modify in any material respect, or terminate any Company Contract;

(i)make any change in its financial or statutory accounting methods, principles or practices used by it materially affecting its properties, assets or liabilities, except insofar as may be required by a change in applicable Requirements of Law or applicable SAP;

(j)make any payment, accrual or commitment for capital expenditures;

(k)make material change in the business, condition, operations, properties, assets or liabilities of such Company;

(l)suffer or permit to suffer any damage, destruction or other loss of any material asset or property of such Company (whether or not covered by insurance);

(m)make any material change in the underwriting, reinsurance, marketing, pricing, claim adjustment, claim processing, claim payment, reserving, financial or accounting methods, practices or policies of such Company, except in the Ordinary Course of Business;

(n)(i) make any loan, advance or capital contribution to any Person, or (ii) other than in the Ordinary Course of Business in connection with the management of Investment Assets, invest in any Person

(o)pay, discharge, settle or satisfy any material claims, Liens, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or waive any right, in each case, other than policy claims in the Ordinary Course of Business;

(p)adopt, amend or modify any Employee Benefit Plan;

(q)(i) enter into any employment, consulting, deferred compensation, severance, retirement or other similar agreement with any director, officer, employee or agent of such Company (or materially amend any such existing agreement); (ii) grant any severance or termination pay to any director, officer, employee or agent of such Company; (iii) materially change any compensation or other benefits payable to any director, officer, employee or agent of such Company pursuant to any severance, retirement or similar policies or plans thereof; (iv) materially increase any compensation (including bonuses) payable or to become payable to any director, officer, employee or agent of such Company; or (v) materially alter any employment practices or the terms and conditions of employment;

(r)fail to pay in full all assessments by any Guaranty Fund;

(s)issue any new policies or underwrite any new insurance or reinsurance business in any jurisdiction, whether by such Company or on its behalf;

(t)invest in any securities rated below “investment grade” by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or Moody's Investors Service, Inc. other than securities distributed in the Pre-Closing Dividends;

(u)(i) settle or compromise any Action or controversy relating to Taxes; (ii) make any request for a written ruling of a Governmental Entity relating to Taxes; or (iii) enter into a written and legally binding agreement with a Governmental Entity relating to Taxes;

(v)terminate, cancel or amend any insurance coverage maintained with respect to any material property or which has not been replaced by a comparable amount of insurance coverage;

(w)make any payment under any tax allocation or similar agreement;

(x)revalue any property or assets; or

(y)approve, or enter into any Contract or commitment, whether in writing or otherwise and whether made by or on behalf of such Company, to take any of the actions specified in this Section 4.1.

SECTION 4.2. Access to Information. From the Date of this Agreement until the Closing Date, Sellers and the Companies shall afford Buyer and its officers, employees and representatives and advisors of Buyer reasonable access upon reasonable advance notice at reasonable times during normal business hours to all of each Company's properties, books, Contracts and records, and Sellers and the Companies shall furnish Buyer and its officers, employees, representatives and advisors such information concerning each Company's business, properties, financial condition, operations and personnel as such Persons may from time to time reasonably request; provided, however, that any such investigation shall be conducted in a manner that does not unreasonably interfere with the normal operations, customers and employee relations of either Seller or either Company. After the Closing, each Party will provide the other Party and its officers, employees and representatives and advisors with any information regarding either Company which such Persons may reasonably request : (a) in connection with the preparation of financial statements (including each Company's Statutory Statements) required to be prepared under applicable Law or stock exchange rules or for other bona fide reporting purposes, (b) in connection with the preparation of filings and submissions to Governmental Authorities, or (c) to otherwise comply with regulatory requirements and requests under applicable Law. In addition, both before and after the Closing Date, each Seller shall instruct such Seller's and (prior to the Closing, only) each Company's officers, employees and representatives and advisors to make themselves reasonably available during normal business hours upon reasonable notice to respond to any questions about either Company by Buyer and Buyer's officers, employees and representatives and advisors.

SECTION 4.3. Consents, Approvals and Filings.

(a)Sellers and Buyer shall each use their commercially reasonable best efforts and will cooperate fully with each other to (i) comply as promptly as practicable with all requirements of any Governmental Entity applicable to the transactions contemplated by this Agreement; (ii) obtain as promptly as practicable all Permits set forth in Section 4.3 of the Disclosure Schedule in connection with the consummation of the transactions contemplated by this Agreement (“Necessary Permits”); and (iii) obtain as promptly as practicable all consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement. In connection therewith, Sellers and Buyer shall make and cause their respective Affiliates to make all formal filings and material supplements thereto required pursuant to applicable Requirements of Law (such formal filings and material supplements thereto, collectively, “Material Filings”) as promptly as practicable (and in no event more than twenty (20) Business Days after the date of this Agreement) in order to facilitate the prompt consummation of the transactions contemplated by the Transaction Agreements and shall promptly make, and shall cause their respective Affiliates to promptly make, such Material Filings as such Governmental Entities may reasonably request, including (x) Buyer causing “Form A” or similar change of control applications to be filed in each jurisdiction where required by applicable Insurance Laws with respect to the transactions contemplated by the Transaction Agreements; (y) if required by applicable Insurance Laws, Buyer causing “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Insurance Laws; and (z) Sellers causing the Companies to apply for permission from, as applicable, the California Department and the Ohio Department to make Pre-Closing Dividends in an amount at least equal to eighty percent (80%) of the Targeted Pre-Closing Dividends. Neither Sellers nor Buyer shall take or cause to be taken any action that it is aware or reasonably should be aware would have the effect of delaying, impairing or impeding the receipt of any such Necessary Permits.

(b)Each Party shall provide to the other Parties copies of all Material Filings in advance of the filing or submission thereof so that the other Parties have a reasonable opportunity to review and comment thereon and, subject to applicable Law relating to the sharing of information, each Party shall provide the other Parties with copies of all material correspondence between such Party and its Affiliates on the one hand, and any Governmental Entity on the other hand and each Party shall advise the other Parties of all material communications with Governmental Entities concerning a Material Filing by it or its Affiliates. To the extent permitted by applicable Law, each Party shall request confidential treatment of Material Filings made by it and its Affiliates. Neither Party nor any of its Affiliates shall participate or agree to participate in any material meeting with any Governmental Authority relating to any Material Filing unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend (but not participate at) such meeting. Notwithstanding anything to the contrary in this Agreement, none of Buyer, Parent or their respective Affiliates shall be required to take any action under this Section 4.3 pursuant to, or otherwise agree to or accept, any Negative Conditions or Restrictions.

SECTION 4.4.Public Announcements. No Party or any Affiliate of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of any of the Transaction Agreements or the transactions contemplated hereby and thereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Requirements of Law or applicable securities exchange rules, in which the case the Party (or such Party's Affiliate) required to publish such press release or public announcement shall allow the other Parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

SECTION 4.5. Litigation Support. Solely to the extent that the indemnification provisions of Article VII or Article VIII do not apply, for a period of five (5) years following the Closing Date, if any Party actively is contesting or defending against any Action in connection with (a) any transaction contemplated under any Transaction Agreement; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either Company, the other Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7.1).

SECTION 4.6. Subsequent Statutory Statements. Through the Closing, Sellers shall cause the Companies to commence preparation of and, consistent with past practice and on a timely basis, if required prior to the Closing Date, file with or submit to (as applicable) the California Department, the Ohio Department, and any other insurance department or other Governmental Entity with which each Company is required to make such filings or submissions, and promptly deliver to Buyer, true, accurate and complete copies of, the Quarterly Statutory Statement for each Company, for March 31, 2012 and each subsequent quarter and year ended prior to the Closing Date; provided, that all such Statutory Statements shall (A) be prepared in all material respects in accordance with SAP, which preparation shall not (except as set forth in Section 3.1(d)(ii) of the Disclosure Schedule) have involved the use of any material practices permitted rather than prescribed by (as applicable) the California Department or the Ohio Department; (B) be prepared in all material respects in accordance with the books and records of each Company; (C) present fairly in all material respects the statutory financial position of each Company at the respective date thereof and the statutory results of operations and cash flows of each Company for the respective periods then ended; (D) comply in all material respects with applicable Requirements of Law; and (E) be filed with or submitted to (as applicable) the California Department, the Ohio Department and any other insurance department or other Governmental Entity with which each Company is required to make such filings or submissions, in a timely manner on forms prescribed or permitted by the applicable Governmental Entity.

SECTION 4.7. Acquisition Proposal. Neither Seller nor any Affiliate of either Seller (including the Companies) shall itself, nor shall either Seller or any Affiliate of either Seller (including the Companies) authorize or permit any equityholder, partner, manager, officer, director or employee of, or any investment banker, attorney, accountant or other representative or advisor of either Seller or any Affiliate (including the Companies) to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal; or (b) participate in any negotiations or any material discussions regarding, or furnish to any Person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, Sellers will (i) cease and terminate, and will cause their Affiliates (including the Companies) to cease and terminate, any existing activities, discussions or negotiations with any Person(s) conducted heretofore with respect to any possible Acquisition Proposal and (ii) instruct their and their Affiliates' equityholders, partners, members, officers, directors, employees, investment bankers, attorneys, accountants any other representatives and advisors to cease and terminate any existing activities, discussions or negotiations with any Person(s) conducted heretofore with respect to any possible Acquisition Proposal.

SECTION 4.8. Employee and Benefit Matters. Effective as of the Closing, Sellers shall cause each Company to terminate the employment of any and all employees in accordance with the requirements of all applicable Requirements of Law as well as the provisions of any employment agreement. In addition, each Seller shall, with respect to each Company, terminate the services of any director, agent or independent contractor in accordance with the terms of any services agreement, consulting agreement, contract or other compensation arrangement, if any, in accordance with the terms thereof and all applicable Requirements of Law. Effective no later than five (5) business days prior to the Closing Date, each Seller shall terminate any Employee Benefit Plan established, maintained, or contributed to by each of the Companies (or to which either Company may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate), if any, in accordance with the requirements of the Code, ERISA, the provisions of each such Employee Benefit Plan and all applicable Requirements of Law. Sellers shall be solely responsible, jointly and severally, for all Losses and claims associated with or arising from the actions required by this Section 4.8 including claims for benefits under ERISA or claims for continuation coverage under Section 4980B(f) of the Code.

SECTION 4.9. Termination or Assignment of Certain Third Party Contracts. Sellers shall, and shall cause the Companies to, prior to the Closing, cause those Contracts between either Company and certain non-Affiliates listed in Section 4.9 of the Disclosure Schedule to be either (x) terminated and discharged or (y) assigned to an Affiliate (other than the Companies), in each case without any further liability or obligation thereunder on the part of either Company (or any premium or penalty) effective at the Closing and upon terms and pursuant to instruments reasonably satisfactory to Buyer.

SECTION 4.10.Intercompany Accounts; Affiliate Agreements. Other than as set forth in Section 4.10 of the Disclosure Schedule, (a) Sellers shall cause all accounts receivable or payable (whether or not currently due or payable) under each Affiliate Agreement to be settled in full (without any premium or penalty) at or prior to the Closing and (b) each Company's participation in all Affiliate Agreements shall, in each case, be terminated and discharged without any further liability or obligation to either Company thereunder (or any premium or penalty) effective at the Closing and upon terms and pursuant to instruments reasonably satisfactory to Buyer.

SECTION 4.11.Termination of Signing and Withdrawal Powers. At least five (5) business days prior to the Closing Date, Seller shall cause each Company to deliver written notification to any financial institution which maintains, on behalf of Company, any account or safe deposit box listed in Section 3.1(v) of the Disclosure Schedule notifying each such financial institution that the signing or withdrawal powers or other authority of all Persons with respect to such accounts and safe deposit boxes are revoked immediately upon receipt by such financial institution of such notice.

SECTION 4.12.Investment Assets.

(a)Following the date of this Agreement, the Sellers shall cause the Companies to either (i) invest any cash on-hand (including any interest, dividends or principal repayment received with respect to any Investment Asset) and the proceeds from the sale of any Investment Asset (other than any Investment Asset which will be included in a Pre-Closing Dividend) in United States Treasuries with maturities of three (3) years or less or (ii) hold any cash (including any interest, dividends or principal repayment received with respect to any Investment Asset (other than any Investment Asset which will be included in a Pre-Closing Dividend)) and the proceeds from the sale of any Investment Asset (other than any Investment Asset which will be included in a Pre-Closing Dividend) in United States dollars.

(b)The Sellers shall cause each Company to (i) sell all Investment Assets held by each Company such that all such transactions settle no later than one Business Day prior to the Closing Date and (ii) hold the proceeds from any such sales in cash denominated United States dollars. All such transactions in Investment Assets shall be on arms-length terms, and all sales shall be for Fair Market Value. The obligations of this Section 4.12(b) shall not apply to any Investment Asset that (i) will be included in a Pre-Closing Dividend or (ii) is on deposit with a Governmental Authority in connection with an Insurance License.

SECTION 4.13.Obligations of Affiliates. Buyer and Sellers agree that in each instance where their respective Affiliates are obligated to act or refrain from acting under this Agreement during the period prior to the Closing, Buyer and each Seller shall so cause their respective Affiliates to so act or refrain from acting.

SECTION 4.14.Notification of Certain Matters. Sellers, on the one hand, and Buyer, on the other hand, shall give prompt notice to each other of (a) the occurrence, or failure to occur, of any event or the existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the Date of this Agreement, up to and including the Closing and (b) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or obligation to be complied with or satisfied by it under this Agreement; provided, that no such disclosure pursuant to clause (a) or (b) shall be deemed to amend or supplement the Disclosure Schedule or to otherwise prevent or cure any misrepresentation, breach of warranty, or breach of covenant or obligation; provided, further, that if any fact or matter disclosed pursuant to clause (a) or (b) would result in the failure of condition in, as applicable, Section 5.1 or Section 5.2 to be satisfied, and the affected Party elects to consummate the Closing notwithstanding the existence of such fact or matter, such fact or matter shall not thereafter form the basis for any claim for indemnification under Article VII or Article VIII.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1. Conditions to Obligations of Buyer. The obligations of Buyer to effect the purchase and sale of the Company Shares and the other actions to be taken at the Closing are further subject to the satisfaction or waiver by Buyer of the following conditions:

(a)Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects as of the Date of this Agreement and as of the Closing as though made at and as of the Closing, except (x) the representations and warranties in Section 3.1(a) (Organization, Standing and Corporate Power), Section 3.1(b) (Capital Structure), Section 3.1(c) (Non-Contravention; Consents) and Section 3.1(f) (Rights to the Company Shares), shall be true and correct in all respects as of the Date of this Agreement and as of the Closing as though made at and as of the Closing and (y) to the extent that any other representations and warranties of Sellers are qualified by the term “material” or “Seller Material Adverse Effect”, in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing; and Buyer shall have received a certificate signed by an executive officer of each Seller to the effect set forth in this Section 5.1(a).

(b)Performance of Covenants and Obligations of Sellers. Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except (x) Sellers shall have performed and complied with all of their covenants set forth in Section 4.8 (Employee and Benefit Matters), Section 4.9 (Termination or Assignment of Certain Third Party Agreements), Section 4.10 (Intercompany Accounts; Affiliate Agreements) and Section 4.11 (Termination of Signing and Withdrawal Powers) in all respects and (y) to the extent that such covenants are qualified by the term “material” or “Seller Material Adverse Effect”, in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing; and Buyer shall have received a certificate signed by an executive officer of each Seller to the effect set forth in this Section 5.1(b).

(c)Third Party Approvals. All (i) Necessary Permits and all approvals or authorizations from all Governmental Entities required of Sellers and the Companies set forth in Section 5.1(c) of the Disclosure Schedule; (ii) Necessary Permits and all approvals or authorizations from all Governmental Entities required of Buyer set forth in Section 5.2(c) of the Disclosure Schedule; and (iii) approvals or authorizations from Persons other than Governmental Entities set forth in Section 5.1(c) of the Disclosure Schedule required of Sellers and the Companies shall, in each case, have been duly obtained by Sellers, the Companies and Buyer, respectively, and shall be in full force and effect; provided, that such Necessary Permits and any such approvals or permits from Governmental Entities shall not be subject to any Negative Conditions or Restrictions.

(d)No Actions. No Action shall be pending or threatened before (or that could come before) any Governmental Entity wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by any Transaction Agreement; (ii) cause any of the transactions contemplated by any Transaction Agreement to be rescinded following the Closing; (iii) adversely affect the right of Buyer to own the Company Shares and to control the Companies; or (iv) adversely affect the right of either Company to own its properties and assets and to operate its businesses (and no such Order shall be in effect); and Buyer shall have received a certificate signed by an executive officer of each Seller to the effect set forth in this Section 5.1(d).

(e)Consummation of Pre-Closing Dividends. Distribution of Pre-Closing Dividends in an amount at least equal to eighty percent (80%) of the Targeted Pre-Closing Dividends shall have been consummated.

(f)Delivery of Documents. Sellers shall have delivered, or caused to be delivered, to Buyer each of the deliverables specified in Section 2.4(a).

SECTION 5.2. Conditions to Obligations of Seller. The obligations of Sellers to effect the purchase and sale of the Company Shares and the other actions to be taken at the Closing are further subject to the satisfaction or waiver by Parent of the following conditions:

(a)Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material” or “Buyer Material Adverse Effect”, in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects as of the Date of this Agreement and as of the Closing as though made at and as of the Closing, and Parent shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect set forth in this Section 5.2(a).

(b)Performance of Covenants and Obligations of Buyer. Buyer shall have performed and complied with all of its covenants and obligations hereunder in all material respects through the Closing, except to the extent that such covenants and obligations are qualified by the term “material” or “Buyer Material Adverse Effect”, in which case Buyer shall have performed and complied with all of such covenants and obligations (as so written, including the term “material” or “Material”) in all respects through the Closing; and Parent shall have received a certificate signed by an executive officer of Buyer to the effect set forth in this Section 5.2(b).

(c)Regulatory Approvals. All Necessary Permits and all approvals or authorizations from all Governmental Entities required of Buyer set forth in Section 5.2(c) of the Disclosure Schedule shall have been duly obtained by Buyer and shall be in full force and effect.

(d)Delivery of Documents. Buyer shall have delivered, or caused to be delivered, to Parent each of the deliverables specified in Section 2.4(b).

ARTICLE VI

SURVIVAL

All representations and warranties contained in this Agreement shall survive Closing solely for purposes of Section 7.1(a) and (b) and shall terminate and expire at the close of business on the date that is twelve (12) months after the Closing Date except (a) for those representations and warranties contained the following Sections, which shall survive until ninety (90) days past the expiration of the applicable statute of limitations: Section 3.1(a) (Organization, Standing and Corporate Power); Section 3.1(b) (Capital Structure); Section 3.1(c) (Non-Contravention; Consents); Section 3.1(f) (Rights to Company Shares); Section 3.1(g) (Employees; Labor Matters); Section 3.1(h) (Benefit Plans); Section 3.1(j) (Taxes); Section 3.1(o) (Brokers); Section 3.2(a) (Organization, Standing and Corporate Power); 3.2(b) (Non-Contravention; Consents); and Section 3.2(c) (Brokers). All covenants and obligations contained in this Agreement shall survive the Closing indefinitely or, if applicable, for the specified term contained herein.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1. Obligation to Indemnify.

(a)Subject to the limitations set forth in this Article VII, Sellers jointly and severally agree to indemnify and hold harmless Buyer, its Affiliates (including, post-Closing, the Companies), and their respective directors, officers, shareholders, partners, members and employees and their heirs, successors and permitted assigns (collectively, “Buyer Indemnified Parties”) from, against and in respect of any damages, losses, charges, liabilities, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees, and reasonable out of pocket disbursements) (“Losses”) imposed on, sustained, or incurred or suffered by any of the Buyer Indemnified Parties, whether in respect of Third Party Claims, claims between Sellers, on the one hand, and Buyer, on the other hand, or otherwise, directly or indirectly resulting from, in connection with or arising out of (i) the inaccuracy or any breach of the representations and warranties of Sellers contained in this Agreement or in any certificate delivered by or on behalf of either Seller at the Closing; (ii) any breach or failure by either Seller to perform any of its covenants or obligations contained in this Agreement; (iii) any Taxes for which either Sellers is responsible in accordance with Article VIII; and/or (iv) liabilities and obligations of the nature and type specified in Section 4.8 and Section 4.9.

(b)The rights of the Buyer Indemnified Parties to indemnification under Section 7.1(a) shall be subject to the following:

(i)If the amount of any Loss suffered or incurred by a Buyer Indemnified Party, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Buyer Indemnified Party to the Seller that has made any such indemnity payment. Upon making any indemnity payment, each Seller will, to the extent of such indemnity payment made by it, be subrogated to all rights of the Buyer Indemnified Party against any third party in respect of the indemnifiable Loss to which the indemnity payment relates; provided, however, that until the Buyer Indemnified Party recovers full payment of its indemnifiable Loss, any and all claims of Sellers against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Buyer Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Buyer Indemnified Party and each Seller will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 7.1(b)(i) shall be construed to require any Buyer Indemnified Party to obtain insurance coverage in excess of what is in place, if any, as of the date of this Agreement, or maintain any existing insurance coverage past the Closing, provided, however that Buyer Indemnified Parties shall use reasonable efforts, at the expense of the Indemnifying Party, to pursue insurance recovery to the extent any Losses would reasonably be expected to be covered by such insurance.

(ii)Except as set forth in Section 7.1(b)(iv), the Buyer Indemnified Parties shall be entitled to indemnification under Section 7.1(a)(i) only to the extent that the aggregate amount of Losses exceed on a cumulative basis one hundred and seventy five thousand dollars ($175,000) (the “Indemnification Basket”), after which point Sellers will be obligated, jointly and severally, to indemnify Buyer Indemnified Parties from and against all such Losses relating back to the first dollar.

(iii)Except as set forth in Section 7.1(b)(iv), the maximum amount for which Sellers shall be jointly and severally liable in the aggregate under Section 7.1(a)(i) shall not exceed twenty percent (20%) of the Purchase Price (the “Indemnification Cap”).

(iv)Notwithstanding Sections 7.1(b)(ii) and 7.1(b)(iii), Losses in connection with or arising out of any breaches or inaccuracies of any representations or warranties of Sellers set forth in the following Sections shall not be subject to the Indemnification Basket or the Indemnification Cap: Section 3.1(a) (Organization, Standing and Corporate Power); Section 3.1(b) (Capital Structure); Section 3.1(c) (Non-Contravention; Consents); Section 3.1(f) (Rights to Company Shares); Section 3.1(g) (Employees; Labor Matters); Section 3.1(h) (Benefit Plans); Section 3.1(j) (Taxes); Section 3.1(k)(ii) (Compliance with Applicable Law); and Section 3.1(o) (Brokers).

(c)Buyer agrees to indemnify and hold harmless Sellers, their Affiliates (excluding, following the Closing, the Companies), and their respective directors, officers, shareholders, partners, members and employees and their heirs, successors and permitted assigns (collectively, “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, or incurred or suffered by any of the Seller Indemnified Parties, whether in respect of Third Party Claims, claims between the Sellers, on the one hand, and Buyer, on the other hand, or otherwise, directly or indirectly resulting from, in connection with or arising out of (i) the inaccuracy or any breach of the representations and warranties of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer at the Closing; and/or (ii) any breach or failure by Buyer to perform any of its covenants or obligations contained in this Agreement or in any certificate delivered by or on behalf of Buyer at the Closing.

(d)If the amount of any Loss suffered or incurred by a Seller Indemnified Party, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Seller Indemnified Party to Buyer. Upon making any indemnity payment, Buyer will, to the extent of such indemnity payment, be subrogated to all rights of the Seller Indemnified Party against any third party in respect of the indemnifiable Loss to which the indemnity payment relates; provided, however, that until the Seller Indemnified Party recovers full payment of its indemnifiable Loss, any and all claims of Buyer against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Seller Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Seller Indemnified Party and Buyer will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 7.1(d) shall be construed to require any Seller Indemnified Party to obtain insurance coverage in excess of what is in place, if any, as of the date of this Agreement, or maintain any existing insurance coverage past the Closing, provided, however that Seller Indemnified Parties shall use reasonable efforts, at the expense of the Indemnifying Party, to pursue insurance recovery to the extent any Losses would reasonably be expected to be covered by such insurance.

SECTION 7.2. Indemnification Notice and Other Procedures.

(a)A Person entitled to indemnification hereunder pursuant to Section 7.1 (an “Indemnified Party”), including pursuant to any Third Party Claim which might give rise to indemnification pursuant to Section 7.1, shall provide prompt written notice (the “Indemnification Notice”) to the Party from whom indemnification is sought (the “Indemnifying Party”) of any claim or demand that it may have pursuant to Section 7.1; provided, that in the event such Indemnification Notice relates to a Third Party Claim, the Indemnified Party shall provide an Indemnification Notice to the Indemnifying Party with respect thereto within fifteen (15) days following such Indemnified Party's receipt of written notice of such Third Party Claim. Any delay in delivering an Indemnification Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such delay. An Indemnification Notice shall contain a brief summary of the facts underlying or related to such claim to the extent then known by the Indemnified Party and copies of any correspondence, notices or pleadings (if a Third Party Claim), and shall, to the extent reasonably capable of being estimated at the time, include a statement of the amount of Losses for which the Indemnified Party reasonably believes it may become entitled to indemnification hereunder.

(b)At any time after an Indemnified Party has delivered an Indemnification Notice, such Indemnified Party in his, her or its discretion may supplement or amend such Indemnification Notice by delivery of any correspondence, notice or other information relating to the claim covered by the original Indemnification Notice. In addition, at any time after an Indemnified Party has delivered a Indemnification Notice with respect to a claim other than a Third Party Claim, such Indemnified Party in its discretion may deliver a notice which attaches the original Indemnification Notice, sets forth a summary in reasonable detail of the facts underlying or relating to such claim to the extent then known by the Indemnified Party, includes a statement demanding indemnification from the Indemnified Party and includes a statement of the amount of Losses for which the Indemnified Party seeks indemnification at that time (a “Demand Notice”). The Indemnifying Party shall have thirty (30) Business Days from the date on which the Indemnified Party delivers a Demand Notice during which to notify the Indemnified Party in writing of any objections it has to the Indemnified Party's notice or claims for indemnification. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the Indemnified Party shall assist, at the cost and expense of the Indemnifying Party, the Indemnifying Party's investigation by giving such information and assistance (including access to the Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not deliver such written notice of objection to such Demand Notice within such 30‑Business Day period, the Indemnifying Party shall be deemed to have accepted the claim as set forth in the Demand Notice. If the Indemnifying Party accepts the claim as set forth in the Demand Notice, it shall have fifteen (15) Business Days from the date of acceptance to pay such claim and if the Indemnifying Party rejects the claim, the Indemnified Party shall be entitled to initiate an Action to seek enforcement of its rights to indemnification under this Agreement. The Indemnifying Party shall have no right to participate in or control any claim that is not a Third Party Claim.

(c)Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such claim (which Losses shall, for the avoidance of doubt, include costs incurred in connection with mitigation as provided in this Section 7.2(c)).

(d)Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.1(j)) shall be governed exclusively by Article VIII hereof.

SECTION 7.3. Third Party Claim.

(a)The Indemnified Party agrees to give the Indemnifying Party notice in writing of the assertion of any claim or demand made by, or any other Action instituted by, any Person not a Party to this Agreement (a “Third Party Claim”) in respect of which indemnity may be sought under Section 7.1 in accordance with the notice procedures set forth in Section 7.2; provided, however, that any delay in delivering any Indemnification Notice shall not affect the indemnification provided hereunder, except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such delay. From and after the delivery of a Indemnification Notice with respect to a Third Party Claim, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) Business Days after the Indemnified Party's receipt thereof, copies of all material notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)(i)    With respect to a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so elects, to assume the defense thereof, unless such Third Party Claim is reasonably likely to materially and adversely affect the Indemnified Party and/or the Indemnified Party's Affiliates other than as a result of monetary damages. Unless the Indemnified Party shall have notified the Indemnifying Party of the existence of the condition set forth in the preceding sentence, the Indemnifying Party shall have sixty (60) days (or such lesser number of days set forth in the Indemnification Notice as may be required by any Governmental Entity, any court or arbitration proceedings, or any regulatory inquiry or investigation) from receipt of the Indemnification Notice with respect to a Third Party Claim (the “Defense Notice Period”) to notify the Indemnified Party of its election to assume the defense of such Third Party Claim. All Losses incurred by the Indemnified Party prior to any assumption by the Indemnifying Party of the defense of a Third Party Claim shall be reimbursed by the Indemnifying Party to the extent the Indemnifying Party is required to indemnify and hold harmless the Indemnified Party from, against and in respect of Losses incurred or suffered by the Indemnified Party to the extent arising from such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party within the Defense Notice Period that it elects to defend such Third Party Claim, it shall have to right to so defend at its expense, with counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in the defense thereof, including the opportunity to participate in any discussions or correspondence with any Governmental Entity, and to employ counsel separate from the counsel employed by the Indemnifying Party, subject to the Indemnifying Party's right to control the defense. The Indemnified Party shall participate in any such defense at its own expense unless (A) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and a Governmental Entity, arbitrator or arbitration panel, as applicable, with jurisdiction over the proceedings at issue shall have determined that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the Indemnified Party of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect thereof or (B) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, and in the case of (A) or (B), all such expenses incurred by the Indemnified Party in connection with such participation shall be borne by the Indemnifying Party.

Each Party shall reasonably cooperate in the defense or prosecution of a Third Party Claim. Such cooperation shall include the retention and, upon the Indemnifying Party's request, the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)In the event the Indemnifying Party (x) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise; (y) is not entitled to defend the Third Party Claim as a result of the Indemnified Party's election to defend the Third Party Claim as provided in Section 7.3(b)(i); or (z) after assuming the defense of a Third Party Claim, fails to conduct the defense of such Third Party Claim in a reasonably diligent manner within thirty (30) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party's right to indemnification for such Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

(iii)Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnifying Party shall have no liability with respect to any compromise or settlement of such claims effected without its written consent (which consent shall not be unreasonably withheld or delayed), and the Indemnifying Party shall not consent to the entry of judgment, admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnified Party's prior written consent unless (A) there is no finding or admission of any violation of applicable Requirements of Law and no effect on any other claims that may be made against the Indemnified Party or any of its Affiliates; (B) there is no imposition of an Order that could restrict the future activity of the Indemnified Party or its Affiliates; and (C) the sole relief provided is monetary damages that are concurrently paid in full by the Indemnifying Party and a full and complete release is provided to the Indemnified Party and its Affiliates.

(iv)Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses, which will constitute Losses for which Indemnified Parties shall be entitled to recover from an Indemnifying Party) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

SECTION 7.4. Survival. The indemnities provided in this Agreement shall survive the Closing; provided, however, that the indemnities provided under Section 7.1(a)(i) and Section 7.1(b)(i) shall terminate when the applicable representation or warranty terminates pursuant to Article VI, except as to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, previously delivered an Indemnification Notice satisfying the content requirements of Section 7.2(b). For the avoidance of doubt, the delivery by the Indemnified Party of one or more supplements or amendments to an Indemnification Notice as contemplated by Section 7.2(b) shall not be (i) deemed the delivery of a new Indemnification Notice or the revocation of the original Indemnification Notice for purposes of this Section 7.4; and (ii) shall not alter or undermine the timeliness of the original Indemnification Notice for purposes of Section 7.2(b).

SECTION 7.5. Indemnification Payments; Characterization. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to this Article VII or Article VIII shall be (a) made by wire transfer of immediately available funds to an account designated in writing by the relevant indemnified party and (b) treated as adjustments to the Purchase Price for Tax purposes to the extent such characterization is proper and permissible under applicable Requirements of Law.

ARTICLE VIII

TAX MATTERS

SECTION 8.1. Tax Indemnity.

(a)Sellers shall be jointly and severally liable for and shall indemnify and hold harmless the Buyer Indemnified Parties from and against (i) any and all Taxes imposed on either Company for any Pre-Closing Tax Years; (ii) any and all Taxes of any Person imposed on either Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; (iii) Taxes and other Losses resulting from any breach or inaccuracy of the representations set forth in Section 3.1(j); and/or (iv) Taxes and other Losses resulting from any matter disclosed in Section 3.1(j)(ii) of the Disclosure Schedule. The Buyer shall be liable for and shall indemnify and hold harmless the Sellers from and against (i) any and all Taxes imposed on either Company for any Taxes imposed on either Company for any Post-Closing Tax Years; and/or (ii) any and all Taxes of any Person imposed on either Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring after the Closing.

(b)For purposes of determining the liability of Sellers and Buyer pursuant to Section 8.1(a) with respect to Taxes (other than Transfer Taxes) that are payable for a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the Pre-Closing Tax Years shall be in the case of (i) Taxes imposed on a periodic basis or otherwise measured by the level of any item deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period irrespective of the lien or assessment date of such Taxes; (ii) Taxes imposed on or measured by income, gross receipts, wages, expenses or other similar periodic measures or imposed on sales, assignments or any other transfers of any property deemed equal to the amount which would be payable if the taxable year ended with the Closing Date (based on an interim closing of the books as of the Closing); and (iii) Taxes imposed on the basis of premium deemed equal to the amount which would be payable on the basis of the amount of the premium written as of the Closing. The portion of any Tax not allocable to the Pre-Closing Tax Years in accordance with the foregoing shall be allocable to the Post-Closing Tax Years.

(c)Notwithstanding any other provision in this Agreement to the contrary, (i) to the extent Sellers or any Affiliate of Sellers (other than the Companies) has paid estimated Taxes that are attributable to the income, gain, business or activities of either Company and prior to the Closing Date either Seller has not been reimbursed for such expenses and such estimated Taxes are actually applied to the Tax account of either Company, Sellers' liability for Taxes pursuant to this Agreement shall be reduced by the amount of such payments, and (ii) Sellers shall not be liable for any Tax to the extent such Tax is reflected on the Closing SAP Balance Sheet.

SECTION 8.2. Preparation and Filing of Tax Returns.

(a)Sellers shall cause the Companies (at the expense of Sellers) to prepare or cause to be prepared in a manner consistent with past practice and file or cause to be filed on a timely basis all Tax Returns for taxable years that end on or before the Closing Date. With respect to any Tax Return for 2011 required to be filed or caused to be filed by Sellers with respect to the Companies pursuant to this Section 8.2(a), Sellers shall (regardless of whether such Tax Return is required to be provided to Buyer pursuant to Section 8.2(c)) provide Buyer and its authorized representatives with a copy of such completed Tax Return and a statement certifying and setting forth the calculation of the amount of Tax shown on such Tax Return, together with appropriate supporting information and schedules at least twenty (20) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and Buyer and its authorized representatives shall have the right to review and comment on such Tax Return in accordance with the provisions of Section 8.2(c) below.

(b)The Buyer shall prepare or cause to be prepared, and file or cause to be filed on a timely basis (i) all Tax Returns for the Companies for all Straddle Periods, and (ii) all Tax Returns for the Companies for all Post-Closing Tax Years. Tax Returns for a Straddle Period shall be prepared in a manner consistent with the Companies' past practices, except to the extent otherwise required by applicable Law. The liability for any Taxes set forth on a Straddle Period Tax Return shall be determined in accordance with the provisions of Section 8.1 above.

(c)With respect to any Tax Return required to be filed or caused to be filed by Sellers, on the one hand, or Buyer, on the other hand, pursuant to Section 8.2(a) and Section 8.2(b) with respect to the Companies (such Party, the “Filing Party”) and as to which an amount of Tax is allocable to the Party that is not the Filing Party (the “Tax Indemnifying Party”) pursuant to Section 8.2(a) or Section 8.2(b), the Filing Party shall provide the Tax Indemnifying Party and its authorized representatives with a copy of such completed Tax Return and a statement certifying and setting forth the calculation of the amount of Tax shown on such Tax Return that is allocable to such Tax Indemnifying Party, together with appropriate supporting information and schedules at least thirty (30) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and such Tax Indemnifying Party and its authorized representatives shall have the right to review and comment on such Tax Return, prior to the filing of such Tax Return and shall provide to the Filing Party written notice of any objections it has with respect to such Tax Returns (a “Tax Dispute”) no later than twenty (20) Business Days prior to the date when such Tax Return must be filed (including any extension thereof). In the event of any such objections the relevant Parties shall in good faith attempt to resolve such dispute for a period of five (5) Business Days following the date on which the Filing Party was notified of the Tax Dispute; provided, that if such dispute is not settled by such date (the “Tax Dispute Date”) the Parties shall submit all such disputed matters to an independent and mutually selected nationally recognized accounting firm or law firm (the “Tax Referee”), within fifteen (15) Business Days prior to the date (including any extension thereof) for the filing of such Tax Return. The decision by the Tax Referee shall be final and binding on the Parties with respect to how any such Tax Return should be filed. Notwithstanding anything in this Agreement to the contrary, the fees and expenses relating to the Tax Referee shall be paid equally by each Party to such Tax Dispute. If the Tax Referee has failed to render a decision by the date that is three (3) days prior to the date on which the disputed Tax Return must be filed then such Tax Return shall be filed in the manner consistent with the Tax Indemnifying Party's position; provided, however, that if the Tax Referee renders a final decision that differs from the position advocated by the Tax Indemnifying Party, such Tax Returns will be amended to reflect the final determination reached by the Tax Referee and the Tax Indemnifying Party shall reimburse the Filing Party for any additional Taxes that the Tax Indemnifying Party is required to pay pursuant to Section 8.1.

(d)Payment of any amounts due under this Article VIII in respect of Taxes shall be made: (i) except to the extent that there is a Tax Dispute or that a matter relating to Taxes is being contested with a Taxing Authority, at least five (5) Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Filing Party that reports a Tax liability for which a Tax Indemnifying Party is liable pursuant to this Agreement; and (ii) with respect to a Tax Dispute or any matter relating to Taxes which are being contested with a Taxing Authority, within three (3) Business Days after the following: (A) an agreement between Sellers, on the one hand, and Buyer, on the other hand, that an indemnity amount is payable; (B) a Final Determination having been made by a Taxing Authority; or (C) in the event of a Tax Dispute, a final determination by the Tax Referee. If liability under this Article VIII is in respect of an expense relating to the contest of a Tax matter, payment of any amounts due under this Article VIII shall be made as of the time when the payment of the corresponding Tax is due pursuant to the immediately preceding sentence.

SECTION 8.3. Tax Refunds. Rights and benefits relating to all credits or refunds of Tax liabilities of the Companies no matter how secured (including credits for overpayment of estimated Taxes) arising from or relating to any Pre-Closing Tax Years or a liability for Tax for which Sellers have provided an indemnity under Section 7.1(b) shall remain with and be for the benefit of Sellers, and Buyer shall pay to Sellers the amount of any such Tax refund or credit against Taxes received by Buyer or by either Company plus any overpayment interest accruing from the date the corresponding Tax liability was paid. However, to the extent that a credit or a Tax refund of a Tax arising from or relating to any Pre-Closing Tax Years is attributable to the carryback of a Post-Closing Tax Year Tax attribute, such Tax Refund or credit shall be the property of Buyer.

SECTION 8.4. Tax Notice; Tax Controversies. Sellers, on the one hand, and Buyer, on the other hand, shall provide to each other notice within five (5) Business Days of receipt of any notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) in which a Taxing Authority makes or proposes to make a Tax adjustment to any Tax period which includes any period up to and including the Closing Date. Sellers shall control the conduct of any Tax Claim that: (i) could adversely affect the Taxes of Sellers or any Affiliate thereof or (ii) could result in Sellers being liable for any amount of Taxes or losses related thereto, either under the Law or pursuant to this Agreement (a “Seller Tax Claim”), but only to the extent that such Seller Tax Claim is severable from other Tax Claims which are not Seller Tax Claims. Buyer shall control all other proceedings. With respect to any Tax Claim, the Party not controlling the proceeding of such Tax Claim or its representative shall (to the extent permitted by Law) have the right, at its expense, to participate in any such Tax Claim. The Parties agree that they will not settle, compromise or agree to any Tax adjustment which affects or could affect any other Party's Tax liability without the prior written consent of such other Party, which consent shall not be unreasonably withheld; provided, that Sellers shall have the right to settle or compromise any such proceedings without the consent of Buyer to the extent such settlement or compromise will not adversely affect the Tax liability of Buyer or any Affiliate thereof (including the Companies) after the Closing Date, and Buyer shall have the right to settle or compromise any such proceedings without the consent of Sellers to the extent such settlement or compromise will not adversely affect the Tax liability of either Seller or any Affiliate thereof prior to the Closing Date.

SECTION 8.5. Cooperation and Controversies.

(a)Sellers, on the one hand, and Buyer, on the other hand, shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and with respect to any Tax Claim, which cooperation shall include but not be limited to (i) providing all relevant information that is available to Buyer, Sellers and/or the Companies, as the case may be, with respect to such Tax Claim; (ii) making personnel available at reasonable times; and (iii) preparation of responses to requests for information; provided, that the foregoing shall be done in a manner so as to not unreasonably interfere with the conduct of business by Buyer, Sellers or the Companies, as the case may be. None of Sellers or Buyer or the Companies shall dispose of any Tax Returns, Tax schedules, Tax work-papers or any books or records unless it first offers in writing to the other Parties the right to take possession of such materials at each such other Party's sole expense and if any other such Party fails to accept such offer within fifteen (15) Business Days of the offer being made or if an offer is accepted and the offeree fails to take possession within thirty (30) Business Days of the date on which the offer is made. Any information obtained under this Section 8.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or with respect to any Tax Claim.

(b)Within 180 days after the Closing Date, Buyer shall cause each Company to prepare and provide to Sellers a package of Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) required by Sellers to enable Sellers to prepare and file all Tax Returns required to be prepared and filed by Sellers pursuant to Section 8.2(a) and upon Sellers' reasonable request, Buyer shall provide to Sellers any additional information that may be requested by Sellers. The Tax Package shall be prepared in good faith in a manner consistent with past practice.

SECTION 8.6. Transfer Taxes. Sellers, jointly and severally on the one hand, and Buyer, on the other hand, shall each be liable for and shall hold the other harmless against one-half of any Real Property transfer, sales, use, transfer, stock transfer, and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable as a result of the transactions contemplated by the Transaction Agreements (collectively, “Transfer Taxes”). Buyer or Sellers, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other Parties to comply with any filing requirements relating to any such Transfer Taxes.

ARTICLE IX

TERMINATION PRIOR TO THE CLOSING

SECTION 9.1. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)by Sellers, acting jointly, or Buyer in writing, if any Order shall have been issued and shall have become final and nonappealable, or if any statute shall have been enacted, or if any rule or regulation shall have been promulgated by any Governmental Entity, that prohibits or restrains such Parties or Party from consummating the transactions contemplated by this Agreement, and the Parties or Party seeking to terminate this Agreement pursuant to this Section 9.1(a) shall have used commercially reasonable best efforts to cure such condition;

(b)by Sellers, acting jointly, or Buyer in writing, if the Closing has not occurred on or prior to May 31, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c)by Sellers, acting jointly, or Buyer, if there shall have been a breach by Buyer or either Seller, respectively, of any of their respective representations, warranties, covenants or obligations contained herein, which breach would result in the failure to satisfy any condition set forth in Section 5.1 or Section 5.2, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured on or prior to the earlier of (x) the Termination Date and (y) the thirtieth (30th) calendar day following receipt of written notice thereof by the Party alleged to be in breach; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party whose shall then be in breach of this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 5.1 or Section 5.2; or

(d)at any time prior to the Closing, by mutual written consent of Sellers, acting jointly, and Buyer.

SECTION 9.2. Effect of Termination; Survival. In the event of termination of this Agreement as provided in Article IX:

(a)this Agreement shall forthwith become void and there shall be no liability on the part of any Party except (i) under the provisions of Section 10.1, and any other Section of this Agreement which, by its express provisions, survives the termination of this Agreement, or the survival of which is necessary to fulfill the intended effect of any other Section which, by its express provisions, survive the termination of this Agreement and (ii) that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to its termination; and

(b)all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the Governmental Entity or other Person to which made.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.1 Fees and Expenses. Whether or not the Closing shall occur, except as provided herein, each Party shall pay such Party's own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby; provided, Sellers shall also be solely responsible, jointly and severally, for all fees and expenses of the Companies arising prior to the Closing and incident to preparing for, entering into and carrying out the Transaction Agreements and the transactions contemplated hereby and thereby.

SECTION 10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of (a) in the case of personal delivery, when actually delivered; (b) in the case of delivery by prepaid overnight courier with guaranteed next day delivery, the day designated for delivery by such courier; (c) in the case of delivery by registered or certified mail, postage prepaid, return receipt requested, five (5) days after deposit in the mails; (d) in the case of transmittal by facsimile, upon receipt by the sender of a printed confirmation of transmittal; or (e) in the case of transmittal by electronic mail, upon receipt by the sender of electronic confirmation of such transmittal, and in each case shall be addressed as follows (or at such other address, facsimile number or e-mail address for a Party as shall be specified by like notice):

(a)If to Buyer, to:
White Mountains Solutions Holding Company
628 Hebron Avenue
Building 2, Suite 106
Glastonbury, Connecticut 06033
Facsimile: (860) 368-2010
Attention: W. Neal Wasserman, President
E-mail: neal.wasserman@wtmsolutionsinc.com

and to:

Sirius Re Holdings, Inc.
628 Hebron Avenue
Building 2, Suite 106
Glastonbury, Connecticut 06033
Facsimile: (860) 368-2010
Attention: Christine H. Repasy, Esquire, General Counsel
E-mail: christine.repasy@wtmreservices.com

with a copy, which shall not constitute notice to Buyer, to:

Stevens & Lee, PC
485 Madison Avenue, 20th Floor
New York, New York 10022
Facsimile: (610) 371-7360
Attention: Michael A. Petrizzo, Jr.
E-mail: mapj@stevenslee.com

(b)If to Sellers (which single notice shall constitute notice to both Sellers), to:

PICO Holdings, Inc.
7979 Ivanhoe Avenue, Suite 300
La Jolla, CA 92037
Facsimile: (858) 456-6480
Attention: Max Webb, Chief Financial Officer
E-mail: mwebb@picoholdings.com

with a copy, which shall not constitute notice to Sellers, to:
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Facsimile: (858) 638-5011
Attention: Neil P. Balmert
E-mail: neil.balmert@dlapiper.com

SECTION 10.3.Interpretation. This Agreement shall be governed by the following rules of interpretation: (a) when a reference is made in this Agreement to an Article, Section, Schedule, or Disclosure Schedule, such reference shall be to an Article of, a Section of, or a Schedule or Disclosure Schedule to, this Agreement unless otherwise indicated; (b) any fact or item disclosed in any section of the Disclosure Schedule shall be deemed disclosed in all other sections of the Disclosure Schedule to which such fact or item may apply where the relevance of such disclosure is readily apparent from the text or information disclosed; provided, that the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself); (c) disclosure of any item in the Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item could result in a Seller Material Adverse Effect or Buyer Material Adverse Effect; (d) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (e) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (f) whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate; and (g) references to “$” shall mean United States dollars.

SECTION 10.4.Entire Agreement; Third-Party Beneficiaries.

(a)This Agreement (including all exhibits and schedules hereto, and the Disclosure Schedule), together with the other Transaction Agreements, constitutes the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to such subject matter.

(b)Except as otherwise provided in Article VII or VIII as respects Indemnified Parties, the terms and provisions of this Agreement are intended solely for the benefit of the Parties, and their respective successors and assigns, and nothing in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy or claim under, or in respect of, this Agreement or any provision contained herein.

SECTION 10.5.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the Laws of the State of New York, without regard to its conflict of laws principles that would require application of the Laws of a jurisdiction other than the State of New York. Except as provided in Section 2.2(c) and Section 8.2(c), the Parties hereby irrevocably and unconditionally (a) submit to the exclusive jurisdiction of any State or Federal Court sitting in the Borough of Manhattan, the City of New York (any such court, a “New York Court”), over any Action arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by the means specified herein shall be effective service of process for any Action brought against such Party in a New York Court; (c) waive any objection to the laying of venue of any such Action brought in a New York Court has been brought in an inconvenient forum; and (d) agree that final judgment in any such Action in a New York Court shall be conclusive and binding upon the Parties and may be enforced in any other courts to whose jurisdiction the Party against whom enforcement is sought may be subject, by suit upon such judgment. IN ADDITION TO THE FOREGOING, EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL UNDERSTATING AND KNOWLEDGE OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY.

SECTION 10.6.Assignment. Neither this Agreement nor any of the rights, interests or obligations of any Party shall be assigned, in whole or in part, by operation of law or otherwise by such Party without the prior written consent of the other Parties, and any such assignment that is not consented to shall be null and void; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

SECTION 10.7.Nature of Obligations. The representations, warranties, covenants and obligations of Sellers contained in the Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in Article VII and Article VIII for any Losses Buyer Indemnified Parties may suffer as a result of any inaccuracy, breach or failure to perform thereof.

SECTION 10.8.Exclusive Remedies and Specific Performance.

(a)Subject to Section 10.8(b), the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article VIII. Nothing in this Section 10.8 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party's fraudulent, criminal or intentional misconduct.

(b)The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.1, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Parties or to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

SECTION 10.9.Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Requirements of Law, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

SECTION 10.10.Amendment; Modification and Waiver. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

SECTION 10.11.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar uneditable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the Date of this Agreement.

PICO HOLDINGS, INC.

By:     /s/ James F. Mosier__
Name: James F. Mosier
Title: Secretary

PICO INVESTMENT CORPORATION

By:     /s/ James F. Mosier__
Name: James F. Mosier
Title: Secretary

WHITE MOUNTAINS SOLUTIONS HOLDING COMPANY

By:     /s/ W. Neal Wasserman_
Name: W. Neal Wasserman
Title: President

Exhibit A - Reference SAP Balance Sheet

PHYSICIANS & CITATION
Pro-Forma Statutory Balance Sheet Analysis: June 30, 2011
(in $ millions)
	Physicians	Citation	Combined Stat	Liquidations & i/co settlement	Pre-close Dividend	Pro-Forma Stat Value
	$ millions	$ millions	$ millions	$ millions	$ millions	$ millions
Assets
Bonds	$4.42	$11.73	$16.15	$(5.00)	$(9.78)	$1.37
Equities	17.06	5.95	23.01	(10.00)	(13.01)	—
Equities: Affiliates		5.06	5.06		(5.06)	—
Cash	15.93	2.93	18.86	12.45		31.31
Receivables	0.04		0.04			0.04
Investment income due	0.08	0.09	0.17			0.17
Paid loss recoverables	0.02	0.17	0.19			0.19
FIT recoverable		0.67	0.67	(0.67)		—
Net deferred tax asset		1.28	1.28			1.28
Receivable from affiliates	0.01		0.01	(0.01)		—
Other		0.13	0.13			0.13

Total Assets	$37.56	$28.01	$65.57	$(3.23)	$(27.85)	$34.49

Liabilities & Surplus
Loss and LAE reserves	1.86	6.66	8.52			8.52
Other expenses			—			—
FIT payable	3.00		3.00	(3.00)		—
Net deferred tax liability	1.31		1.31			1.31
Funds held		0.17	0.17			0.17
Provision for reinsurance		0.10	0.10			0.10
Payable to affiliates	0.11	0.12	0.23	(0.23)		—
Other liabilities	0.16	0.23	0.39			0.39

Total Liabilities	6.44	7.28	13.72	(3.23)	—	10.49

Common Stock	1.00	5.00	6.00			6.00
Gross Paid in Surplus	10.00	26.55	36.55		(27.85)	8.70
Unassigned Funds	20.12	(10.82)	9.30			9.30
Surplus / Equity	31.12	20.73	51.85	—	(27.85)	24.00

Total Liabilities & Surplus	$37.56	$28.01	$65.57	$(3.23)	$(27.85)	$34.49

Exhibit B - Guaranty

(Attached)

Exhibit 2.2(a) - Allocation of Purchase Price

Pro rata, based on the statutory surplus of each Company as of the Closing Date, calculated in a manner consistent with that used to prepare each Company's Annual Statutory Statement for 2011.

Schedule 1.1 - Targeted Pre-Closing Dividends

Targeted Pre-Closing Dividends, in a maximum aggregate amount of $27,850,000 will consist of:
●	“A”: All equity securities on the date of the Pre-Closing Dividends (other than any Investment Asset that is on deposit with a Governmental Authority in connection with an Insurance License).
●	“B”: All corporate bonds on the date of the Pre-Closing Dividends (other than any Investment Asset that is on deposit with a Governmental Authority in connection with an Insurance License).
●	“C”: Treasury bonds and other obligations of Governmental Entities, to the extent the Fair Market Value of “A” and “B” (or proceeds from the sale of “A” and “B”) is less than $27,850,000.

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